SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

CACI INTERNATIONAL INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

October 8, 2015

Dear Fellow Shareholder:

I cordially invite you to attend our 2015 Annual Meeting of Shareholders on November 19, 2015, at 9:30 a.m., local time. The meeting will be held at the Le Méridien Arlington, 1121 19th Street North, Arlington, VA 22209.

The scheduled matters to be considered and acted on at the meeting are: the election of directors; approval, on a non-binding, advisory basis, of our named executive officers’ compensation; and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016. Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

As a shareholder, your vote is important. I encourage you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Thank you for your cooperation and continued support and interest in CACI International Inc.

Sincerely,

J.P. LONDON Chairman of the Board and Executive Chairman

IMPORTANT: Even if you plan to attend the meeting, please complete, sign, date, and return promptly the form of proxy (you can vote via the Internet, by phone, or by using the return envelope if you received a physical copy) to ensure that your vote will be counted. You may vote in person if you so desire, even if you previously have sent in your proxy. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous ones.

Notice of 2015 Annual Meeting of Shareholders

Location:	Le Méridien Arlington, 1121 19th Street North Arlington, VA 22209

Date and Time:	Thursday, November 19, 2015, 9:30 a.m., local time

Items of Business:	(1)	Election of ten nominees named in our proxy statement to our Board of Directors to hold office until the 2016 Annual Meeting or until their respective successors have been elected and qualified;

	(2)	To approve on a non-binding, advisory basis the compensation of our named executive officers;

	(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016; and

	(4)	To transact such other business as may otherwise properly come before the Annual Meeting or any adjournment thereof.

Record Date:	Shareholders of record as of September 21, 2015 are entitled to vote at the 2015 Annual Meeting of Shareholders.

Attendance:	All shareholders are invited to attend. If you wish to attend the meeting in person, please review the instructions provided under “Attending the Annual Meeting” on page 57 of our proxy statement.

Voting:

We encourage all shareholders to vote on the matters described in our proxy statement by Internet, phone or by using the return envelope if you received a physical copy. For additional instructions on voting your shares, please refer to the instructions under “Annual Meeting Information” on page 55 of our proxy statement. Our proxy statement and annual report are also available at http://investor.shareholder.com/caci/events.cfm.

1100 N. Glebe Road	By Order of the Board of Directors
Arlington, VA 22201 (703) 841-7800 www.caci.com
J. WILLIAM KOEGEL, JR. Secretary October 8, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON NOVEMBER 19, 2015. Proxy materials are first being made available or mailed to our shareholders on or about October 8, 2015.

PROXY SUMMARY

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CACI International Inc (the “Company,” “CACI” or sometimes referred to as “we,” “us,” or “our”) to be used at the Company’s Annual Meeting of Shareholders to be held on November 19, 2015 (the “Annual Meeting”).

The summary below highlights the information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting

The Annual Meeting will be held on November 19, 2015, at 9:30 a.m., local time, at the Le Méridien Arlington, 1121 19th Street North, Arlington, VA 22209.

Questions about the Annual Meeting

We encourage you to review “Annual Meeting Information” beginning on page 55 of this proxy statement for answers to common questions on the rules and procedures surrounding the Annual Meeting and the business to be conducted at the Annual Meeting.

Meeting Agenda

	Board Recommendation	Vote Requirement	Page
Election of Directors	FOR each nominee	Majority Cast	52
Advisory Vote on Executive Compensation	FOR	Majority Cast	53
Ratification of Ernst & Young LLP	FOR	Majority Cast	54

PROXY SUMMARY

Board Nominees

The following table provides summary information about each director nominee as of October 1, 2015. The Board and the Corporate Governance and Nominating Committee believe that each of our directors brings a strong and unique background and set of skills to the Board, giving the Board the competence and experience necessary to fulfill its oversight role and to evaluate and advise management with respect to a wide variety of matters.

Nominee	Age	Director Since	Independent	Board Committees
Kenneth Asbury President and Chief Executive Officer, CACI International Inc	60	2013		E
Michael A. Daniels Former Chairman and Chief Executive Officer, Mobile 365, Inc.	69	2013	✓	C, CG, IR, SA
James S. Gilmore, III Former Governor, Commonwealth of Virginia	65	2009	✓	C, IR, SA
William L. Jews Chairman, The Ryland Group	63	2013	✓	A, IR, SA
Gregory G. Johnson Admiral, U.S. Navy (Ret.); Founder, Snow Ridge Associates	69	2006	✓	C, E, SRA, SA*
J.P. London Executive Chairman and Chairman of the Board, CACI International Inc	78	1981		E*, IR*, SRA, SA
James L. Pavitt President, JLP Associates, LLC	69	2008	✓	C, SRA*, SA
Warren R. Phillips Chief Financial Officer, Albanian-Macedonia-Bulgarian Oil Pipeline Corp.	74	1974	✓	A*, CG*, E, SRA, SA
Charles P. Revoile Independent Legal and Business Consultant	81	1993	✓	A, C*, CG, E, IR
William S. Wallace General, US Army (Ret.); Former Commander, Fifth U.S. Corps.	68	2009	✓	A, SRA, SA
A Audit	C Compensation	CG Corporate Governance and Nominating	E Executive
IR Investor Relations	SA Strategic Assessment	SRA Security and Risk Assessment	* Chair

PROXY SUMMARY

Corporate Governance Practices

We are committed to high standards of corporate governance and have a robust corporate governance program intended to promote the long-term success of our Company. Some highlights of our corporate governance practices are listed below.

Practice	Description	Page
Independence	Board is 80% independent and the Audit, Compensation and Corporate Governance and Nominating Committees are 100% independent.	16
Lead Independent Director	Dr. Phillips was elected to serve as the lead independent director to ensure independent oversight of management.	12
Overboarding Policy	Our Corporate Governance Guidelines ensure that directors are able to dedicate the requisite time and attention to the Board by limiting their affiliations.	5
Board Self Evaluations	Our Board regularly evaluates its performance through self-evaluations, corporate governance reviews and periodic charter reviews.	16
Annual Election of Directors	All directors are elected annually, which reinforces our Board’s accountability to shareholders.	7
Majority Voting	Directors are elected under a “majority voting” standard.	56
Action by Written Consent	Shareholders may act by written consent.	(1)
Annual “Say-on-Pay”	Our shareholders provide non-binding approval of our named executive officers’ compensation on an annual basis.	53
Stock Ownership Guidelines	We require our executive officers and directors to hold a substantial amount of our stock to ensure their interests are aligned with our shareholders.	39
“Clawback” Policy	We maintain a recoupment policy to ensure we can pursue any “excess” compensation awarded to our executive officers.	39
(1)	See our By-laws located on our website under “Corporate Governance” at www.caci.com.

Executive Compensation

The Compensation Committee believes our executive compensation program should incent and reward behaviors that build a foundation for our long-term performance and success while also supporting the achievement of annual objectives. Our performance assessment framework and executive compensation program are designed to reward such performance by linking our executive’s compensation to the achievement of both long- and short-term goals. Below is a summary of our named executive officers’ target total direct compensation for fiscal 2015. For additional information please review “Compensation Discussion & Analysis” on page 20 of this proxy statement.

Name	Base Salary ($)	Annual Incentives ($)	Long-Term Incentives(1) (Equity) ($)	Long-Term Incentives(2) (Cash) ($)
J.P. London	600,000	500,000	850,000	—
Kenneth Asbury(3)	850,000	1,000,000	—	—
John S. Mengucci	560,000	800,000	1,200,000	2,400,000
Thomas A. Mutryn	484,000	425,000	1,100,000	1,275,000
Gregory R. Bradford	361,000	405,000	435,000	—
(1)

In order to receive the target number of shares granted, executive officers are required to attain a minimum one-year EPS threshold, under which no shares will be earned from the grant, and then the shares are earned subject to a three year

PROXY SUMMARY

performance period with the number of shares earned each year determined by calculating the growth or decline from the average stock price over 90 calendar days immediately preceding the grant to the average stock price over 90 calendar days immediately preceding the first, second and third anniversaries of the grant date. Once fully earned the shares vest equally on the third and fourth anniversaries of the grant date.

(2)

Aggregate three-year value at target performance which is established at performance levels that exceed the annual incentive plan. The first year performance targets for the cash-based long term incentives were not achieved.

(3)

Mr. Asbury received a stock grant upon his hiring in February 2013 in the form of 300,000 time-based Restricted Stock Units and based on the size of this grant and the vesting timeframe, the Compensation Committee determined that Mr. Asbury would not be eligible for annual grants until fiscal 2017.

Board of directors and Executive Officers

Board of Directors

Director Nomination Procedures

The Corporate Governance and Nominating Committee is responsible for reviewing potential Board nominees to ensure they have the requisite qualifications, expertise and other characteristics for service on the Board and its committees and recommending qualified candidates to the Board for consideration at the Annual Meeting. In accordance with our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee evaluates candidates recommended by Board members, management, shareholders or consultants utilizing the following standards:

•	Demonstrated judgement, intelligence and character;
•	Record of substantial business experience relevant to the Company;
•	Ability to represent the interests of our shareholders;
•	Understanding of executive leadership, marketing, finance and corporate strategy;
•	Ability to dedicate sufficient time, energy and attention to the performance of their duties; and
•	Contribution to the range of talent, skill and expertise of the Board.

Any shareholder who wishes to formally nominate a person for election as a director must comply with the advance notice provisions of the Company’s By-laws which are described in this proxy statement under “Annual Meeting Information” on page 55.

Board Composition

In order to determine the appropriate mix of professional experiences, expertise and backgrounds for the Board, the Corporate Governance and Nominating Committee and the Board discuss the Board’s composition throughout the year, and while the Board does not have a formal diversity policy, the Corporate Governance Guidelines provide that the Board should be large enough to reflect a substantial diversity of perspectives, background and experiences.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Qualifications, Attributes, Skills and Experience

The Board and the Corporate Governance and Nominating Committee believe that our directors bring strong and unique backgrounds, skills and perspective to the Board. As a whole, they believe the Board contains the qualifications, attributes, skills and experience necessary to ensure the Board continues to fulfill its oversight role and evaluate and advise management with respect to a wide variety of matters. The following table summarizes certain key characteristics of our business and the associated qualifications, attributes, skills and experience that the Board believes is represented on our Board.

Qualifications	Business Characteristics
Strong Personal and Professional Ethics, Integrity and Values	We are committed to maintaining the highest level of integrity and ethics in our dealings with our employees, customers, suppliers, shareholders and the public.
Government Services and Information Technology Experience

We generate approximately 94% of our revenues from the federal government and service in government or in senior military positions provides perspective into working constructively with our core customers.

Policymaking Experience in Business, Government, Education or Technology	We operate in a complex business environment and senior leaders bring experience in analyzing, shaping and overseeing the execution of important operation and policy issues.
Public Company Board Experience

We are a public company and experience on other public company boards provides insights into board operations, the relationship between the Board, Chairman and CEO and the Board’s oversight responsibilities.

Financial Expertise	Our business involves complex financial transactions and the Board advises and oversees our capital structure, financing and investment activities, financial reporting and internal controls.
Risk Oversight/Management Experience

We face security risks and operational risks that could materially affect our business and experience understanding and overseeing various risks ensures we have the appropriate policies and procedures in place to effectively manage such risk.

Board Tenure

We believe that Board tenure diversity is important and careful consideration is made to achieve the appropriate balance of experience and fresh perspective. Our Board’s composition allows us to benefit both from the deep Company and industry knowledge of our longer-serving directors and the fresh perspectives brought by our newer directors. The following table outlines the diversity and breadth of our Board’s experience:

Tenure on Board	Number of Director Nominees
More than 10 years	3
5 – 10 years	4
Less than 5 years	3

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

2015 Nominees for Director

Each of our directors are elected by our shareholders on an annual basis to serve until the next annual meeting or until their respective successors are elected. The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following ten individuals, each of whom is a current director, for election at the Annual Meeting.

Kenneth Asbury, 60 Director since: 2013 Non-Independent	A proven industry leader, Mr. Asbury has extensive experience in business development, including nearly 30 years leading highly successful systems, solutions, and services expansion programs.

Since February 20, 2013, Mr. Asbury has been the President and Chief Executive Officer of CACI International Inc. From May 2011 until February 2013, he was President and Chief Executive Officer of ASRC Federal Holding Company. As President and Chief Executive Officer, Mr. Asbury was responsible for setting the strategic direction of the company’s Federal enterprise and driving growth and development for all of its subsidiaries. In 2011, the company saw an almost 100 percent increase in program capture rate in one year. Prior to that, Mr. Asbury was employed by Lockheed Martin for approximately 27 years where he oversaw Lockheed Martin’s Technical Operations, Mission Services and Civil businesses. As President of the Civil business, Mr. Asbury established five strategic growth campaigns focused on emerging government priorities – healthcare, energy, immigration reform, homeland security, and financial regulatory reform. With this focus, he led the business unit to more than $6 billion in new contract wins, and achieved $3.7 billion in sales in 2009. Mr. Asbury’s tenure for Mission Services also saw increased growth. There, he delivered double-digit sales and achieved a 75 percent new business win rate. The signature new business contracts included a $5 billion project with Special Operations Command and a $1 billion project with NASA. Similarly, Mr. Asbury delivered mission-critical services while overseeing Lockheed’s Technical Operations business. There, he transformed a $500 million internal business into a $1 billion external defense and intelligence operations entity. Under his leadership, the business unit developed, fielded, and operated a new tactical intelligence platform for the Army, the Persistent Threat Detection System. Mr. Asbury served in the U.S. Army Security Agency as a translator/interpreter. He is a graduate of the University of Oklahoma.

Michael A. Daniels, 69 Director since: 2013 Independent	Mr. Daniels brings to the Board extensive executive experience in the technology industry and experience serving as a director of public companies, including software and technology companies.

Mr. Daniels served as Chairman of the Board of Mobile 365, Inc. from May 2005 to November 2006 and served as its Chief Executive Officer from December 2005 to August 2006. Sybase acquired Mobile 365, Inc. in November 2006 and renamed it Sybase 365, Inc. Mr. Daniels was a director of Sybase (NYSE), a publicly-traded global enterprise software and services company, from 2007 until its acquisition by SAP in 2010. From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at Science Applications International Corporation (SAIC), a publicly-traded scientific, technical, and professional services firm, including Sector Vice President from February 1994 to May 2004. Mr. Daniels served as Chairman and Chief Executive Officer of Network Solutions, Inc. (NASDAQ), an internet company, from March 1995 to June 2000 when Verisign purchased Network Solutions. From 2000 to 2001, Mr. Daniels served as a member of the Board of Directors of Verisign (NASDAQ).  From 1997 to 2003, Mr. Daniels served on the Board of Directors of Telcordia Technologies.  From 2007 to 2009, Mr. Daniels served on the Board of Directors of Luna Innovations.  From 2007 to 2013, Mr. Daniels served as Chairman of GlobalLogic.  Mr. Daniels currently serves on the Board of Directors of Blackberry (NASDAQ) and Mercury Systems, Inc. (NASDAQ).

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

James S. Gilmore III, 65 Director since: 2009 Independent	Mr. Gilmore brings to the Board an exceptional history of leadership and distinguished service to the nation and particular knowledge and experience in legal, regulatory and governmental affairs.

Mr. Gilmore was the 68th Governor of the Commonwealth of Virginia, serving in that office from 1998 to 2002.  He was a partner in the law firm of Kelley Drye & Warren LLP from 2002 to 2008, where he served as the Chair of the firm’s Homeland Security Practice Group and where his practice also focused on corporate, technology, information technology and international matters. In 2003, President George W. Bush appointed Mr. Gilmore to the Air Force Academy Board of Visitors, and he was elected Chairman of the Air Force Board in the fall of 2003. Former Governor Gilmore served as the Chairman of the Republican National Committee from 2001 to 2002. He also served as Chairman of the Congressional Advisory Panel to Assess Domestic Response Capabilities for Terrorism Involving Weapons of Mass Destruction, a national panel established by Congress to assess federal, state and local government capabilities to respond to the consequences of a terrorist attack.  This panel, also known as the “Gilmore Commission,” was influential in developing the Office of Homeland Security. Mr. Gilmore is a graduate of the University of Virginia and the University of Virginia School of Law. Within the last five years, Mr. Gilmore served as a director of the following publicly held companies: Barr Laboratories, Inc., Everquest Financial LTD., Cypress Communications, Inc. and IDT Corporation.  During this timeframe, he was also a member of the advisory board of Hewlett-Packard Company. He is currently a director of Atlas Air Worldwide Holdings. He also serves as President and CEO of the Free Congress Foundation, an entity that offers bi-partisan conservative solutions to various domestic and national security challenges.  Mr. Gilmore is also a newly appointed member of the Board of Directors of Global Relief Technologies (GRT) of Portsmouth, New Hampshire.  GRT is a privately held company that provides technology and data capture.

William L. Jews, 63 Director since: 2013 Independent

Mr. Jews is a senior business and healthcare executive with over 25 years’ experience leading organizational growth, completing successful mergers and acquisitions, achieving profit goals, and delivering superior customer service.

Mr. Jews served as President and Chief Executive Officer of CareFirst, Inc. from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is Chairman of The Ryland Group, Inc. and a director of Choice Hotels International, Inc.  In the past five years, Mr. Jews has also served as a director of Fortress International Group, Inc.

Gregory G. Johnson, 69 Director since: 2006 Independent

As the former Commander, U.S. Naval Forces Europe and Africa, and Commander in Chief, Allied (NATO) Forces Southern Europe, Admiral Johnson (Retired) brings to the Board valuable insights into the Department of Defense, intelligence and international communities.

Since retiring from the U.S. Navy in 2004, Admiral Johnson founded Snow Ridge Associates, a provider of strategic advice and counsel. During his 36-year naval career, Admiral Johnson rose through the ranks to Four-Star Admiral.  He commanded at every level. He was most recently responsible for naval operations throughout the 91 nations and adjacent seas of the European and African Areas of Responsibility.  He developed substantive policy-level relationships with many of those 91 nations. Admiral Johnson’s NATO duties included operational-level command of the peace support operations in Bosnia-Herzegovina and Kosovo, as well as NATO missions in Macedonia, Albania, and other Southeastern European nations. Admiral Johnson oversaw the successful implementation of NATO’s Operation Active Endeavor (Mediterranean maritime intercept operations), assumed command of the NATO Response Force at the Istanbul Summit in June 2004, oversaw NATO’s contributions to the Hellenic Republic of Greece’s security efforts during the 2004 Olympics, and was responsible for the establishment of NATO’s training support mission in Iraq. During his naval career, Admiral Johnson was also assigned to several senior policy positions in Washington, most notably serving as the executive assistant to the Chairman, Joint Chiefs of Staff (1992 to 1993) and military assistant, first to the Deputy Secretary of Defense and subsequently to the Secretary of Defense (1997 to 2000). Admiral Johnson is active on numerous non-profit boards and serves in several civic and community organizations and institutions. Admiral Johnson also serves on the Board of Directors of Delorme, Inc. and Delta Dental Plan of Maine.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Dr. J. P. London, 78 Director since: 1981 Chairman of the Board and Executive Chairman

Under Dr. London’s leadership, CACI has grown from a small professional services consulting firm to a multi-billion dollar international information solutions and services company. CACI became a Fortune 1000 company in 2006.

Dr. London joined CACI in 1972.  He was appointed President and Chief Executive Officer in 1984 and Chairman of the Board in 1990.  On July 1, 2007, Dr. London was appointed Executive Chairman.  In this position, he oversees strategic initiatives to ensure shareholder value, advance client missions, cultivate key client relationships, and monitor major financial transactions, including CACI’s legacy mergers and acquisitions (M&A) program that Dr. London started in 1992.  Dr. London’s efforts also focus on the evolution and transformation of defense, intelligence, information technology and network communications.  The founder of modern-era CACI, Dr. London is widely recognized in government and business as a leader in the industry.  He has received numerous national awards during his career for his business and civic accomplishments, including the Association of the U.S. Army’s John W. Dixon award for outstanding contributions to America’s defense and the U.S. Navy League’s Fleet Admiral Chester W. Nimitz Award for his exemplary contributions to the enhancement of U.S. maritime strength and national security.  Dr. London was inducted into the Greater Washington Business Hall of Fame in 2010.  In 2011, he was inducted into the Naval Postgraduate School Hall of Fame in Monterrey.  In 2012, he was the Hall of Fame Honoree of the Greater Washington Government Contractor Awards.  In 2013, he received the Nathan Hale Award from the Reserve Officers Association of the United States, the Ellis Island Medal of Honor from the National Ethnic Coalition of Organizations, and was the recipient of the Admiral of the Navy George Dewey Award from the Naval Order of the United States for leadership in the Navy community.  In 2014, Dr. London received the Corporate Leadership Award from TechAmerica and the Semper Fidelis Award, Marine Corps Scholarship Foundation.  The HR Leadership Award of Greater Washington also presents the annual Dr. J.P. London Award for Promoting Ethical Behavior named in his honor.  Dr. London serves on the boards of the Friends of the National World War II Memorial, the U.S. Navy Memorial Foundation, the Naval Historical Foundation, and CAUSE (Comfort for America’s Uniformed Services), which serves the needs of wounded military personnel returning from Iraq and Afghanistan.  Dr. London is also a member of the National Military Intelligence Association, the Intelligence and National Security Alliance, the Association of the U.S. Army, the Navy League, the Naval Order of the U.S.A., and the American Legion.  Dr. London holds a B.S. in Engineering from the United States Naval Academy, a M.S. in Operations Research from the United States Naval Postgraduate School, and a Doctorate in Business Administration conferred “with distinction” from the George Washington University. Dr. London holds the rank of Captain, U.S. Navy (Retired), serving a combined 24 years active and reserve duty as a Naval Aviator and Aeronautical Engineering Duty Officer.

James L. Pavitt, 69 Director since: 2008 Independent

With over 30 years of experience in the intelligence community, Mr. Pavitt brings to the Board expertise in such areas as financial risk assessment, defense, information technology, homeland security, counterterrorism and intelligence.

As the Deputy Director for Operations at the Central Intelligence Agency (CIA), he managed the CIA’s globally deployed personnel and a multi-billion dollar budget for human intelligence collection activities and operations.  Mr. Pavitt, as the head of America’s Clandestine Service, led the CIA’s operational response to the attacks of September 11, 2001.   His career at the CIA was multi-faceted and included creating and leading the CIA’s Counterproliferation Division, an entity created to counter the spread of weapons of mass destruction.  He managed and directed intelligence operations against global proliferation networks. From 1990 to 1993, he served as Special Assistant to President George H.W. Bush for International Intelligence Programs.  He is a two-time recipient of the CIA’s Distinguished Intelligence Medal, the CIA Director’s Medal and the Donovan Award.  From 2004 to 2011, Mr. Pavitt served as a Principal of The Scowcroft Group in Washington, D.C., an international strategic business advisory firm, where he currently serves as a Senior Advisor.  He is the President and a Founding Partner of JLP Associates, LLC, providing strategic risk advisory services to a variety of clients and is a Senior Advisor to Geopolitical Advisory Partners.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Dr. Warren R. Phillips, 74 Director since: 1974 Lead Independent Director

In addition to his experience as a senior-level technology executive, Dr. Phillips brings to the Board considerable expertise in the areas of information technology policy, public sector finance, and the provision of computer services. The Board also benefits from Dr. Phillips’ familiarity with the U.S. intelligence community and his understanding of international business issues. He is also recognized as an NACD Board Leadership Fellow.

Dr. Phillips served as the Chief Financial Officer for the Albanian-Macedonian-Bulgarian Oil Pipeline Corporation, a $1.5 billion crude oil pipeline developer for Caspian oil flows to the west. From February 2008 through 2009, Dr. Phillips served as the Chairman of the Board and Chief Executive Officer of Advanced Blast Protection, Inc., a research, development and manufacturing company that produces conventional and unconventional bullet resistant glass, modular vehicle armor, and specialized armored vehicles for military, law enforcement and civilian use. He is currently the Chairman of the Board of Advanced Blast Protection, Inc. In November 2009, Advanced Blast Protection, Inc. filed a petition pursuant to Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida.  From 1993 to 2001, Dr. Phillips was Executive Vice Chairman and Chief Financial Officer of Maryland Moscow, Inc., a 501(c)(3) educational and training venture that was involved in over $50 million in financial training to the newly evolving countries of the former Soviet Union. Dr. Phillips provided advice in developing financial systems (bank, stock exchange, pension, insurance, and government) in most of those countries. Between 1974 and 2003, Dr. Phillips was Professor of Government and Politics at the University of Maryland. During that time, he served in a number of administrative positions including Vice President for Academics at UMBC, and Assistant Vice President for Administration for the University System where he managed system-wide information technology, budgeting, and internal audit.

Charles P. Revoile, 81 Director since: 1993 Independent

As an attorney and former senior-level executive, Mr. Revoile brings to the Board his considerable experience in the governance of publicly-held corporations and in contracting with the United States government. In addition, the Board values Mr. Revoile’s perspective in financial and management disciplines as an active private investor.

From 1985 to 1992, Mr. Revoile served as Senior Vice President, General Counsel, and Secretary of CACI International Inc. From 1971 to 1985, Mr. Revoile was Vice President and General Counsel of Stanwick Corporation. From 1964 to 1971, Mr. Revoile was counsel to the Communications division of Westinghouse Electric Corporation. From 1961 to 1964, he served as legislative counsel to the National Food Processors Association, representing the industry before Congress and the Executive agencies. Currently, Mr. Revoile is a legal and business consultant and an independent investor.

William S. Wallace, 68 Director since: 2009 Independent	General Wallace brings to the Board a 39-year record of military service and experience.

From 2005 to 2008, General Wallace led more than 50,000 soldiers and civilian employees at 33 Army schools.  He was the architect of the Army’s reorganization in continuation of military operations in Iraq and Afghanistan.  He developed the organizational, technical, and warfighting requirements for the Future Combat Systems and other Army modernization efforts. Prior to this, General Wallace was Commanding General of the Army Combined Arms Center from 2003 to 2005, Ft. Leavenworth, Kansas, where he was responsible for the development of new and emerging Army and Joint doctrine, providing the intellectual foundation for military leadership in the 21st century. As Commander of the Fifth U.S. Corps from 2001 to 2003, during the opening campaign of Operation Iraqi Freedom, General Wallace led 140,000 soldiers from Kuwait to Baghdad, and subsequently directed the occupation of Western and Northern Iraq. He served as Commander of the Joint Warfighting Center from 1999 to 2001; Commanding General of the 4th Infantry Division ─ the Army's first "digitized" division that incorporated new C4ISR technologies ─ from 1997 to 1999; and Commanding General of the National Training Center from 1995 to 1997. General Wallace is a 1969 graduate of the United States Military Academy at West Point.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

As of October 1, 2015, the executive officers of the Company were J.P. London, Chairman of the Board and Executive Chairman, Kenneth Asbury, President and Chief Executive Officer, and the following four persons indicated in the table below. Biographical information for Messrs. Asbury and London are provided above under “2015 Nominees for Director” on page 7 of this proxy statement.

Name and Current Position	Previous Experience
John S. Mengucci, 53 Chief Operating Officer and President, U.S. Operations (July 2012 – Present)

Chief Operating Officer for U.S. Operations, February 2012 to June 2012; President, Lockheed Martin Information Systems and Global Solutions - Civil Product Line, 2010-2012; President, Lockheed Martin Information Systems and Global Solutions – Defense 2007-2010.

Thomas A. Mutryn, 61 Executive Vice President, Chief Financial Officer and Treasurer (April 2007 – Present)

Acting Chief Financial Officer and Treasurer, January 2007 to April 2007; Executive Vice President, Corporate Development, September 2006 to January 2007; GTSI Corp., Senior Vice President, Finance, and Chief Financial Officer, 2003-2006; U.S. Airways, Inc., Senior Vice President, Finance, and Chief Financial Officer, 1998-2002.

Gregory R. Bradford, 66 Chief Executive, CACI Limited, and President, U.K. Operations (2000 – Present)	Managing Director, CACI Limited, 1985-2000; President, U.K. Operations, since 1994; Executive Vice President, 1987-1994; Senior Vice President, 1986-1987; Vice President, 1983-1986.
J. William Koegel, Jr., 61 Executive Vice President, General Counsel & Secretary (March 2014 – Present)	Steptoe & Johnson, 1981-March 2014 (Partner, 1987-March 2014).

CORPORATE GOVERNANCE

We are committed to strong corporate governance practices designed to maintain high standards of oversight, integrity and ethics while promoting long-term shareholder value.

Governance Framework

Structure

The Board is responsible for the oversight of management on behalf of our shareholders and the Board accomplishes this function acting directly and through Board committees. In accordance with the Corporate Governance Guidelines, the Board has seven standing committees: Audit, Compensation, Corporate Governance and Nominating, Executive, Investor Relations, Security and Risk Assessment and Strategic Assessment. This governance structure allows the Board to provide focused advice, insight and oversight in the interests of the Company and our shareholders. The Board and its committees discharge their duties at Board and committee meetings, through telephone contact and other communications with management and others regarding matters of concern and interest to the Company.

corporate Governance

Primary Governance Documents

Our governance structure and processes are based on our key governance documents, which include the following documents which can either be found on our website under “Corporate Governance” at www.caci.com or are available upon written request to at CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201, Attention: Investor Relations:

• Amended and Restated Certificate of Incorporation	•Board Committee Charters
• By-laws	• Standards of Ethics and Business Conduct
• Corporate Governance Guidelines	• Director’s Code of Business Ethics and Conduct

The Board reevaluates our policies and practices on an ongoing basis and all of our directors, executive officers and other employees are required to review their applicable code of conduct and certify compliance annually to ensure high standards of business conduct that facilitate the Board’s execution of its responsibilities. Additional information is provided below regarding key corporate governance and ethics policies and practices that we believe enable us to manage our business in accordance with the highest standards of business ethics and in the best interest of our shareholders.

We intend to disclose any waiver granted to any director, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer or any amendments to our codes of conduct, in the “Corporate Governance” section of our website within four business days following the date of such amendment or waiver.

Board of Directors

Board Leadership

The Board is responsible for determining the optimal leadership structure in order to provide independent oversight of senior management and evaluates the Board’s leadership structure on an annual basis. In evaluating its leadership structure, the Board considers our current operating and governance environment, governance best practices and feedback from our shareholders on how the Board can provide effective oversight of senior management on behalf of our shareholders. Based on these considerations, the Board has determined that separate positions for Chairman and CEO, coupled with a Lead Independent Director provides an efficient and effective leadership model, fostering clear accountability, differing perspectives and effective decision making as the Chairman focuses on the Board activities while the CEO manages the day to day business. The chart below summarizes the roles and responsibilities of the Executive Chairman and Lead Independent Director:

corporate Governance

	J.P. London, Executive Chairman	Warren R. Phillips, Lead Independent Director
Independence:	Non-Independent	Independent
Appointment:	Appointed by Board (Annual)	Appointed by independent directors (Annual)
Presides at Meetings:	Board and Shareholder Meetings	Executive sessions of independent directors and Board meetings when Executive Chairman is absent
Authority to Call Meetings:	Board and Shareholder Meetings	Convenes meetings of independent directors as necessary and appropriate
Schedule, Agendas and Materials:	Prepares Board schedules, agendas and materials based on discussion with all directors and management	Works with Executive Chairman in the development and approval of Board schedules, agendas and materials
Liaison:	Between directors and senior management	Between independent directors and the Executive Chairman
Strategic/Governance Responsibilities:	Consults with senior management on strategic direction and key staffing	Reviews and reports on oversight matters and organizes review of the Company’s annual strategic planning cycle

Committee Membership and Attendance

Directors are expected to attend regular Board meetings, committee meetings and the annual shareholder meeting, in person or, if not possible, via teleconference. All directors attended the 2014 Annual Meeting of Shareholders held on November 20, 2014 and each incumbent director attended at least seventy-five percent of the aggregate of the total number of Board and committee meetings on which the directors served in fiscal 2015.

The standing committees of the Board and their membership are outlined below.

Name	Board	Audit	Compensation	Corporate Governance and Nominating	Executive	Investor Relations	Security and Risk Assessment	Strategic Assessment
Mr. Asbury
Mr. Daniels (I)
Mr. Gilmore (I)
Mr. Jews (I)(A)
Adm. Johnson (I)
Dr. London
Mr. Pavitt (I)
Dr. Phillips (I)
Mr. Revoile (I)
Gen. Wallace (I)
FY 2015 Meetings	10	6	7	5	7	6	4	5

Chairman     Chair                 Member               I – Independent             A – Audit Committee Financial Expert

Pursuant to NYSE requirements, two executive sessions of non-management directors were held during fiscal year 2015.

corporate Governance

Committee Responsibilities

The specific roles and responsibilities of the Board’s committees are delineated in written charters adopted by the Board for each committee and are reviewed annually by the Corporate Governance and Nominating Committee in accordance with the Corporate Governance Guidelines. As provided in their charters, each committee is authorized to engage or consult from time to time, as appropriate, at our expense, with outside independent legal counsel or other experts or advisors it deems necessary, appropriate or advisable to discharge its duties. The charters for the Audit, Compensation, Corporate Governance and Nominating and Executive committees are available on our website under “Corporate Governance” at www.caci.com or a print copy of all of the standing committee charters is available upon shareholder request. Below is a summary of the primary responsibilities of each committee.

Audit

The Audit Committee assists the Board in fulfilling its oversight of (i) the integrity of the Company's financial statements; (ii) the effectiveness of the Company's internal control over financial reporting, (iii) the Company's compliance with applicable legal and regulatory requirements; (iv) the independence and qualifications of the Company's independent auditor; and (v) the performance of the Company's internal and independent auditors. The Audit Committee is comprised of only independent directors and fulfills its responsibilities by:

•	Appointing, evaluating and overseeing the independent auditor;
•	Reviewing and pre-approving audit and non-audit services and related fees for the independent auditor;
•	Discussing the Company's audited financial statements and quarterly financial statements with management and the independent auditor;
•

Discussing the process for assessing the effectiveness of internal control over financial reporting and reviewing issues as to the adequacy and effectiveness of the Company’s internal control over financial reporting;

•	Reviewing the annual internal audit plan and any significant internal audit findings;
•	Reviewing and approving all related party transactions; and
•	Reviewing legal and regulatory matters that may have a material impact on the Company’s financial statements.

Compensation

The Compensation Committee assists the Board in overseeing the Company’s compensation policies and practices. The Compensation Committee is comprised of only independent directors and fulfills its responsibilities by:

•	Recommending to the Board the compensation arrangements for the Company’s executive officers and directors;
•	Reviewing and approving the compensation of the chief executive officer;
•	Approving grants of equity compensation to all eligible individuals in the Company’s service;
•	Reviewing and recommending changes in the Company’s fringe benefit programs;
•	Oversight of the Company’s Affirmative Action and Small, Disadvantaged and Minority Subcontracting activities;
•	Preparing an annual report for inclusion in the Company’s proxy statement; and
•

Overseeing and reporting to the Board on the Company's policies concerning compensation, employee award and recognition programs, employee benefits, affirmative action, equal opportunity, expense reimbursement and human resources.

corporate Governance

Corporate Governance and Nominating

The Corporate Governance and Nominating Committee assists the Board in overseeing the Company’s corporate governance practices. The Corporate Governance and Nominating Committee is comprised of only independent directors and fulfills its responsibilities by:

•	Recommending to the Board the general criteria and qualifications for membership on the Board;
•	Identifying and selecting individuals to be nominated for election to the Board;
•	Recommending the number of Directors to be elected each year (within the bounds established by the Company’s By-laws);
•	Developing and recommending to the Board a set of general corporate governance principles; and periodically reviewing, evaluating, and proposing revisions thereto; and
•	Reviewing policies and practices of the Company and monitoring compliance in areas of corporate governance.

Executive

The Executive Committee assists the Board in providing the necessary input and authorization in between full Board meetings, and for identifying those items which merit consideration or action by the entire Board.

Investor Relations

The Investor Relations Committee assists the Board in its oversight of the Company’s investor relations program. The Investor Relations Committee must include at least three independent directors and fulfills its responsibilities by:

•	Reviewing the investor relations program on an annual basis and provide suggestions to management;
•	Reviewing policies and procedures with regard to “guidance” provided by the Company to the investment community; and
•	Reviewing the Company’s shareholder profile.

Security and Risk Assessment

The Security and Risk Assessment Committee assists the Board in its oversight of the Company’s security as well as monitoring the contract and business risks associated with classified and sensitive high-risk work supporting defense, intelligence and international clients. All members of the Security and Risk Assessment Committee must have the requisite security clearances to carry out their responsibilities and at least one member must have experience in cyber security and information technology. The Security and Risk Assessment Committee fulfills its responsibilities by:

•	Overseeing selected classified and sensitive high-risk work that is unprecedented, unusual, or that may otherwise pose particular risks;
•	Assessing business risks concerning classified and sensitive high-risk work from an operating standpoint;
•	Monitoring risks to the Company’s security by gauging risks related to threats to the Company’s corporate IT systems, personnel, and facilities as well as business operations and reputation; and
•	Ensuring best practices in the areas of risk management and security regarding classified and sensitive high-risk work.

corporate Governance

Strategic Assessment

The Strategic Assessment Committee assists the Board in its oversight of (i) the Company’s strategic planning process; (ii) the Company’s future growth; (iii) the Company’s key performance metrics; and (iv) the Company’s shareholder value. The Strategic Assessment Committee must include at least three directors who are experienced in the Company’s business and customer base and fulfills its responsibilities by:

•	Reviewing, monitoring and evaluating the business environment for the Company and the effectiveness of the Company’s strategy and advising on the Company’s strategic planning process;

•	Reviewing the Company’s mergers and acquisitions strategy, business development strategies and the management of its growth strategy;

•	Reviewing key performance metrics used inside and outside the Company to monitor Company performance and recommending the future use of key performance metrics; and

•	Evaluating the “shareholder value proposition.”

Board and Committee Independence

In accordance with our Corporate Governance Guidelines, a majority of our Board must be independent as defined by the NYSE listing rules and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On August 6, 2015, the Board affirmatively determined that eight of its ten current members (80%) are independent.  In making the determination, the Board considered the relationships described below in “Certain Relationships and Related Transactions.” The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are comprised entirely of independent directors.

Annual Board Evaluations

The Board and each of its committees perform an annual evaluation of their performance. The evaluation process is managed by the Corporate Governance and Nominating Committee and specifically focuses on areas for improvement. In order to ensure independence during the evaluation process, the evaluation of the Corporate Governance and Nominating Committee is conducted by the Executive Committee.

Risk Oversight

Our Board has an active role, as a whole and at the committee level, in overseeing the management of our risks. The Board regularly reviews information regarding the results of operations and any related trends and other factors contributing to or affecting our results, long-term strategy, financial reporting systems and processes, as well as the risks associated with these aspects of the Company’s business. The Board has also approved a Standards of Ethics and Business Conduct that establishes standards of conduct for employees that are designed to mitigate risks associated with compliance, foster ethical conduct by our employees and protect company assets. We require all employees to receive annual training related to our Standards of Ethics and Business Conduct and related policies in order to ensure that employees are familiar with those standards of conduct and to mitigate the risks associated with employees’ failure to meet those standards.

corporate Governance

The Board’s committees are involved in the assessment of risks relevant to their area of responsibility and the implementation of actions designed to address or mitigate those risks. The types of risks that are considered by the committees include:

Audit:	Risks related to our tax, accounting, financial reporting systems and processes, and legal and regulatory compliance.
Compensation:	Risks related to our compensation and benefit programs.
Corporate Governance and Nominating:	Risks related to our corporate governance and management.
Security and Risk Assessment:	Risks related to classified and sensitive high-risk work, supporting defense, intelligence, and international clients, and the performance of personnel, information and industrial security.
Strategic Assessment:	Risks related to our growth initiatives and strategic and operating plans.

Shareholder and Interested Party Communications with Directors

Shareholders and interested parties may communicate directly with the Board or any director or committee member, including Audit Committee members, by sending correspondence to such individual c/o CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201, Attn: J. William Koegel, Jr., Corporate Secretary. It is our policy to forward directly to the directors all such communications addressed to them and delivered to the Company at the above stated address.

Certain Relationships and Related Transactions

Related Party Transactions

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants, as well as in which greater than 5% shareholders, nominees for director, immediate family members of greater than 5% shareholders and nominees for director, and persons (other than a tenant or employee sharing the household of a director, executive officer, nominee for director, or greater than 5% beneficial owner are participants, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is responsible for obtaining information through questionnaires and other appropriate procedures from the directors and executive officers with respect to related party transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. Transactions that are determined to be material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee is charged with reviewing and approving or ratifying any related-party transaction. The Audit Committee considers, among other matters, the nature, timing and duration of the transaction, the relationships of the parties to the transaction, whether the transaction is in the ordinary course of the Company’s business, the dollar value of the transaction, and whether the transaction is in the interest of the Company.

Upon review by the Audit Committee, no transactions concerning our directors, executive officers or immediate family members of these individuals require disclosure under Item 404(a).

corporate Governance

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, the members of the Compensation Committee had no relationships with the Company other than their relationships as directors, their entitlement to the receipt of standard compensation as directors and members of certain committees of the Board, and their relationships to the Company as shareholders. During fiscal 2015, no person serving on the Compensation Committee or on the Board was an executive officer of another entity for which any of our executive officers served on the compensation committee.

SECURITIES OWNERSHIP

Principal Shareholders

The following table provides the latest available information as of October 1, 2015 with respect to beneficial ownership of the Company’s common stock held by each person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock.

Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock(1)
FMR LLC(2)	3,255,944	13.4%
Blackrock, Inc.(3)	2,043,548	8.4%
Dimensional Fund Advisors LP(4)	1,999,931	8.3%
The Vanguard Group, Inc.(5)	1,672,802	6.9%
(1)	Based on 24,240,243 shares of common stock outstanding as of the September 21, 2015, the record date.
(2)

This information is based solely on a Schedule 13G filed by FMR LLC on February 13, 2015 and reflects the securities beneficially owned by FMR LLC, certain of its subsidiaries and affiliates and other companies.  According to that Schedule 13G, FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson each have sole power to dispose of all such shares and the sole power to vote none of the shares. The ownership of one investment company, Fidelity Small Cap Discovery Fund, amounted to 2,000,000 shares of common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 0221.

(3)

The number of shares beneficially held by BlackRock, Inc. (BlackRock) is based solely on information in a Schedule 13G/A filed with the SEC by BlackRock on January 22, 2015 on behalf of itself and certain entities under its control. The report states that BlackRock holds sole voting power over 1,995,766 shares and sole dispositive power over all shares. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)

The number of shares beneficially held by Dimensional Fund Advisors LP (Dimensional) is based solely on information in a Schedule 13G filed with the SEC by Dimensional on February 5, 2015 on behalf of itself and certain entities under its control. The report states that Dimensional holds sole voting power over 1,970,458 shares and sole dispositive power over all 1,999,931 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road Austin, TX 78746.

(5)

The number of shares beneficially held by The Vanguard Group, Inc. (Vanguard) is based solely on information in a Schedule 13G filed with the SEC by Vanguard on February 10, 2015 on behalf of itself and certain entities under its control. The report states that Vanguard has sole dispositive power over 1,641,707 shares and shared dispositive power over 31,095 shares. Vanguard also has sole voting power over 32,995 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

SECURITIES OWNERSHIP

Directors and Management

The following table provides information as of October 1, 2015 with respect to beneficial ownership for each executive officer, each director, and for all current executive officers and directors of the Company as a group.

Beneficial Owner	Amount of Beneficial Ownership of Common Stock(1)	Percent of Common Stock(2)(3)
J. P. London	79,563	*
Kenneth Asbury	—	*
John S. Mengucci	10,616	*
Thomas A. Mutryn	66,842(4)	*
Gregory R. Bradford	38,166	*
J. William Koegel, Jr.	1,290	*
Michael A. Daniels	2,934(5)	*
William L. Jews	2,934(5)	*
Gregory G. Johnson	5,037(5)	*
James L. Pavitt	7,671(5)	*
Warren R. Phillips	6,000(5)	*
Charles P. Revoile	30,645	*
William S. Wallace	7,992(5)	*
All Current Executive Officers and Directors as a Group (14 in number)	270,312	1.11%
(1)

All stock settled stock appreciation rights (SSARs) and stock options exercisable as of October 1, 2015 or within 60 days after that date are treated as exercised for the underlying shares of common stock. All Restricted Stock Units (RSUs) vesting as of October 1, 2015 or within 60 days after that date are treated as vested for the underlying shares of common stock.

(2)	Based on 24,240,243 shares of common stock outstanding as of the September 21, 2015 record date.
(3)

The asterisk (*) denotes that the individual holds less than one percent of outstanding common stock. This stock is included in the total percentage of outstanding common stock held by the Executive Officers and Directors shown above.

(4)	Includes 3,200 shares obtainable upon exercise of SSARs exercisable within 60 days of October 1, 2015.
(5)	Includes 351 shares obtainable upon vesting of RSUs within 60 days of October 1, 2015.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Such officers, directors, and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.

Under the applicable regulations, the reporting person is responsible for making the filing. Ordinarily however, when a reporting person engages in a transaction with the Company, such as the grant of a stock option, RSU, or similar award, Company personnel generate the report on a timely basis for the benefit of the reporting person.

Based solely on a review of copies of reports filed with the SEC and of written representations by certain Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the fiscal year ended June 30, 2015, with the exception of Mr. Johnson who had one late filing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides the principles, objectives, structure, analyses and determinations of the Compensation Committee with respect to the fiscal 2015 compensation of the following named executive officers (“NEOs”):

J.P. London, Executive Chairman and Chairman of the Board

Kenneth Asbury, President and Chief Executive Officer

John S. Mengucci, Chief Operating Officer, President of U.S. Operations

Thomas A. Mutryn, Executive Vice President, Chief Financial Officer and Treasurer

Gregory R. Bradford, Chief Executive, CACI Limited, and President, U.K. Operations(1)

The principles, objectives and structure of our fiscal 2015 executive compensation were established from June through August 2014, when our Compensation Committee traditionally makes executive compensation decisions. The Compensation Committee’s fiscal 2015 compensation decisions reflect the Company’s performance as well as our executives’ individual performance in the year.

Executive Summary

Who We Are

CACI combines mission understanding, technical expertise, and a commitment to ethics and good character in all we do to serve our customers’ most challenging missions. For over 50 years, we have been dedicated to supporting the critical work our customers perform in delivering services to citizens and defending our country.

We serve intelligence, defense, and federal civilian customers in 11 market areas: Business Systems, Command and Control (C2), Communications, Cyber Security, Enterprise IT, Health, Intelligence Services, Intelligence Systems and Support, Investigation and Litigation Support, Logistics and Material Readiness, and Surveillance and Reconnaissance. Our solutions and services in all of these markets deliver the quality and efficiency customers require to advance their capabilities and complete their missions.

Our Mission

CACI's mission is to be a leader in providing the information solutions and services America needs to defeat global terrorism, secure our homeland and improve government services. We are ever vigilant in aligning our solutions with the nation's highest priorities.

1. Mr. Bradford’s salary and annual incentive compensation were paid in Pounds Sterling. The amounts provided in the Compensation Discussion and Analysis were reviewed and determined by the Compensation Committee in U.S. Dollars. The amounts provided in the Summary Compensation Table are based on the average exchange rate during the month such compensation is earned.

ExeCutive Compensation

CACI At-A-Glance

$3.31 billion annual revenue	Fortune 1000 Largest Companies in America
Consistently recognized as a top employer of veterans; Veterans represent ~28% of our workforce	A Fortune World’s Most Admired Company in IT Services
Over 16,600 employees; ~70% with security clearances	Character-based culture of ethics, integrity, and operational excellence

Financial Performance Summary

Fiscal 2015 Performance

In fiscal 2015, we achieved a record level of contract awards, a record level of backlog and increased our cash flows with performance in line with our guidance for the fiscal year. Below are charts outlining our performance over the last three fiscal years along the performance metrics used by the Compensation Committee in determining our NEOs’ compensation. The performance outlined below has had a substantial impact on our NEOs’ earned compensation over the course of this period:

ExeCutive Compensation

In fiscal 2015, we also made significant changes to our business in order to ensure we continue to win new business, deliver operational excellence, and deploy our capital in support of future growth. These initiatives are focused on delivering long-term value to our customers and shareholders and included:

OUR GROWTH STRATEGY

WINNING NEW BUSINESS

•     Focusing on our customers’ enduring and emerging missions

•     Optimizing business development

•     Selective bidding to increase solutions and fixed price content

DRIVING OPERATIONAL EXCELLENCE

•     Delivering value to customers

•     Efficient, effective, ethical program management

DEPLOYING CAPITAL IN SUPPORT OF FUTURE GROWTH

•     M&A is our number one priority for capital deployment

•     Strategic acquisitions add capabilities, expertise, and customer channels

Addressing 2014 Say on Pay Vote

DECISION SUPPORT

As the Compensation Committee made its fiscal 2016 compensation decisions, it considered that 73% of the CACI shareholders who voted on the Company’s executive compensation program (the “Say on Pay” proposal) at the Company’s last Annual Meeting of Shareholders had voted in favor of approving the compensation. As this was down from the prior year’s 79% approval rate and 2012’s 96% approval rate, the Company reached out to the top 20 shareholders and certain shareholder advisory services to discuss the Company’s compensation programs and review concerns they had, in addition to reviewing the concerns raised by certain shareholder advisory services. These comments led to changes in the fiscal 2016 compensation program.

ExeCutive Compensation

Following is a summary of the primary concerns during the 2014 vote by CACI shareholders and certain shareholder advisory services, and steps taken to address them where applicable.

Potential Concern	Company Response
CEO Pay for Performance Disconnect

In 2013, upon appointment as CEO, Mr. Asbury received a new-hire stock award scheduled to vest ratably on the third, fourth and fifth anniversaries of the grant. As acknowledged in their reports, pay for performance formulas utilized by certain shareholder advisory services did not take into account the unique circumstances of the new hire grant and the grant negatively impacted their pay for performance analysis.

Mr. Asbury is not anticipated to receive an additional stock grant until fiscal 2017.

Annual Incentive Plan is Uncapped

Shareholders and certain shareholder advisory services expressed concerns that the annual incentive plan was uncapped.

Historically, our executive compensation program has never resulted in “runaway awards,” which was viewed as a risk of having an uncapped program. However, the Compensation Committee decided to cap the annual incentive compensation program at 250% of target beginning in fiscal 2016.

Undisclosed Performance-based Restricted Stock Units (“PRSUs” )Threshold and Program Rigor

Shareholders and certain shareholder advisory services expressed concern that the Company did not disclose the financial threshold for PRSU grants made in fiscal 2014 and were worried the plan was not rigorous.

The threshold for fiscal 2015 is discussed below. In fiscal 2013 all grants were cancelled due to missing the financial threshold, which we believe proves the rigor of the program.

No Price Threshold on PRSUs

Certain shareholder advisory services were concerned that the performance metrics applicable to our PRSUs did not contain a threshold level of stock price performance.

100% of our NEOs’ equity awards are performance based, with a potential for full loss as was evidenced by the cancellation of the 2013 grant despite 20% stock price growth during the performance period.

The Compensation Committee decided that adding an additional restriction to the grants to make them even more rigorous is unnecessary and increases the retention risk for key executives. Further, the Compensation Committee believes that the PRSUs fully align our executive and shareholder interests.

Grandfathered Excise Tax Gross-up Provisions

Certain shareholder advisory services were concerned that severance and employment agreements for three named executive officers contain excise tax gross-up provisions upon a change-in-control.

The three agreements were negotiated in good faith in 2007, and have not been materially amended since that time. The Compensation Committee has committed to not include an excise tax gross-up in any new or materially amended agreements since that time, and has abided by that in the agreements for Messrs. Asbury and Mengucci, among others.

ExeCutive Compensation

Pay for Performance Philosophy

The Compensation Committee believes our executive compensation program should incent and reward behaviors that build a foundation for our long-term performance and success while also supporting the achievement of annual objectives. Our performance assessment framework and executive compensation program are designed to reward such performance by linking our executives’ compensation to the achievement of both long- and short-term goals. For example, the annual incentives paid to each of our NEOs vary with performance, including our annual financial results.  Additionally, the NEOs receive two types of long-term incentive plan awards that will result in payouts only if we achieve targeted growth in such measures as earnings per share (“EPS”), net after tax profit (“NATP”) and revenue.

The total fiscal year 2015 compensation paid to our NEOs reflects our financial results. The fiscal year 2015 actual cash compensation (salary plus annual incentive paid) paid to our Chief Executive Officer ranked in the bottom quartile when compared to the total compensation paid to chief executive officers at our peer competitors in the 16 company group the Committee uses for compensation comparisons. Similarly, the total fiscal year 2015 actual cash compensation paid to our other NEOs overall ranked in the second quartile when compared to the actual cash compensation paid by the competitors.

Executive Compensation Program Design

The substantial majority of our NEOs’ compensation is directly tied to our performance with short-term and long-term incentives comprising approximately 75% of our NEOs’ total direct compensation (“TDC”). The following is a list of components of our executive compensation program:

Character	Component	Description
Fixed	Base Salary	• Annual fixed portion of NEOs’ TDC designed to attract and retain experienced executives, comprising only approximately 25%[1] of our executives’ total compensation.
At Risk	Annual Incentives	• Cash bonus plan that rewards NEOs for achieving quarterly and annual performance objectives. • EPS; NATP; revenue; and return on invested capital (“ROIC”).
Long-Term Incentives

•   PRSUs earned based on achievement of certain performance goals and vesting on the third and fourth grant anniversaries.

•   Cash-based long-term incentive plan (“LTIP”) provides value to the executive only to the extent NATP and revenue significantly outperformed plan over a three-year period.

(1)

Percentages throughout the CD&A are based on the annualized value of the equity grant Mr. Asbury received upon his hire in February 2013, the size of which was determined at the time to be required to obtain his services. Based upon the size of this grant and the vesting timeframe, the Compensation Committee determined that Mr. Asbury would not be eligible for annual grants until fiscal 2017.

ExeCutive Compensation

Performance Assessment

Compensation Committee

The Compensation Committee uses a comprehensive process to continually assess performance, which includes frequent dialogue with management about financial performance relative to our goals and competitors, and assessment of corporate and individual executive accomplishments.

Independent Consultant

The Compensation Committee also asks our independent compensation consultant to assess our pay-for-performance alignment, which includes an analysis of our NEOs’ realizable pay relative to our peer group and an analysis of operational and shareholder returns relative to our peer group.

Historical Pay for Performance Results

Our pay for performance philosophy is reflected in the compensation that is actually earned by our NEOs over the past three years. The chart below summarizes our performance against the Compensation Committee performance metrics and the impact such performance had on our NEOs’ compensation:

Fiscal Year	Performance	Average Annual Incentive Payouts (Cash)(1)	Long-Term Incentives (Equity)	Long-Term Incentives (Cash)
2015	NATP < Threshold Revenue < Target EPS < Threshold ROIC < Target UK NATP > Target Average Stock Price +14%	58% of Target	114% PRSUs Earned to Date	0% Earned to Date
2014	NATP < Target Revenue < Target Gross Margin > Target UK NATP > Target Average Stock Price +7%	77% of Target	107% PRSUs Earned	0% Earned to Date
2013	NATP < Threshold Revenue < Threshold Firm Awards < Threshold UK NATP > Target UK Revenue > Target Average Stock Price +20%	48% of Target	0% PRSUs Earned	N/A
(1)	Average annual incentive payouts to our named executive officers as a percentage of their target.

ExeCutive Compensation

Executive Compensation Practices

We also maintain certain executive compensation practices designed to strengthen the connection between our executives’ interests and the interests of our shareholders. The following chart is a summary of the compensation practices that we employ and prohibit to protect our shareholders’ long-term interests:

What We Do	What We Don’t Do
✓ ~75% of NEO Compensation “At-Risk”	✗ No Excessive Perquisites
✓ 100% of Equity Compensation Performance-Based	✗ No Repricings
✓ Stock Ownership Guidelines	✗ No Tax Gross-ups Approved Since 2007
✓ Clawback Policy	✗ No Automatic Single Trigger Vesting on Change of Control
✓ Extended Service-Based Vesting on PRSUs

Compensation Governance, Process and Incentive Decisions

Decision Making

The Decision Makers

The Compensation Committee, composed solely of independent directors, is responsible for our executive officer compensation decisions. The Compensation Committee works very closely with its independent consultant and management to examine pay and performance matters throughout the year. The Compensation Committee held eight meetings over the course of fiscal 2015, five of which (including all four quarterly meetings) either ended or started with executive sessions without management present. The Compensation Committee’s charter may be accessed through the “Corporate Governance” link found on our website at www.caci.com.

Compensation Committee’s Independent Compensation Consultant

The Compensation Committee retained Frederic W. Cook & Co., Inc. (Frederic W. Cook) as its independent compensation consultant. During fiscal 2015, the compensation consultant attended Compensation Committee meetings, met with the Compensation Committee in executive sessions, reviewed and provided recommendations on the components of the company’s executive compensation program and provided compensation advice independent of the company’s management.

Frederic W. Cook reports directly to the Committee and performs no work for management other than providing advice on executive compensation pursuant to its engagement by the Committee. The Compensation Committee assessed the independence of Frederic W. Cook pursuant to SEC rules and concluded that their work for the Compensation Committee did not raise any conflicts of interest.

ExeCutive Compensation

Making Decisions

The Compensation Committee has both a strategic and administrative role in managing the compensation structure of the Company, with an emphasis on compensation of top management.  Strategically, the Compensation Committee considers how the achievement of the overall goals and objectives of the Company can be aided through adoption of an appropriate compensation philosophy and effective program elements.

Administratively, the Compensation Committee reviews compensation paid, salary progressions, incentive compensation allocations, benefits and perquisites provided to all employees, and equity awards granted under all shareholder-approved plans.

The Compensation Committee is responsible for setting the compensation, including incentive and equity-based compensation, of the Company’s executive officers, including NEOs.

The Committee reviews corporate performance each quarter, and assesses progress against each of the incentive plan’s goals. The Committee uses a performance assessment framework to make CEO compensation decisions. For the other NEOs, the Committee, based on input from the CEO, reviews (1) business unit/staff group performance against the objectives set for the fiscal year, and (2) each NEO’s Leadership Assessment based on individual performance with regard to key leadership attributes. The Committee evaluates each NEO’s relative compensation and changes in responsibilities, and considers current pay practices for comparable positions at peer companies. The Committee also considers the CEO’s recommendations, succession planning, retention, and advice of its independent compensation consultant. Finally, before making pay decisions, the Committee reviews the pay mix to ensure that it is competitively positioned and performance-based. The Committee also discusses other information relevant to executive compensation, such as trends, regulatory updates, and shareholder feedback.

Process

The Compensation Committee followed the process outlined below to determine and assess NEO compensation in fiscal 2015:

FY 2014/2015

Q4 FY2014 | ending 6/30/2014

•     Finalized fiscal 2015 compensation program design

•     Set total target direct compensation for the NEOs

•     Set the metrics and goals for the fiscal 2015 annual incentive plan

Q1 FY2015 | ending 9/30/2014

•     Set the metrics and goals for the PRSUs and LTIP

ExeCutive Compensation

DETERMINE TDC TARGETS FOR THE NEOs

At the end of fiscal 2014, the Compensation Committee determined fiscal 2015 TDC targets for the CEO and each of the other NEOs based on the following process:

•     Leadership Evaluation: The Compensation Committee uses a performance assessment framework to make CEO compensation decisions. For the other NEOs, the Compensation Committee, based on input from the CEO, reviews (1) business unit/staff group performance against the objectives set in fiscal 2014, and (2) each NEO’s Leadership Assessment based on individual performance with regard to key leadership attributes.

•     Risk-Balancing and Performance: In evaluating the performance of the NEOs, the Compensation Committee seeks to understand what was accomplished relative to established objectives, how it was accomplished, the quality of financial results and the company’s strategic positioning for future competitive advantage.

•     Market Practices: The Compensation Committee evaluates each NEO’s relative compensation and changes in responsibilities, and considers current pay practices for comparable positions at peer companies.

•     Independent Consultant Recommendation: The Compensation Committee receives input from its independent compensation consultant.

•     Other Factors: For the other NEOs, the Compensation Committee also considers the CEO’s recommendations, succession planning and retention. Finally, before making pay decisions, the Compensation Committee reviews the pay mix to ensure that it is competitively positioned and performance-based.

PROGRAM DESIGN AND GOAL SETTING

In late fiscal 2014 and early fiscal 2015, the Compensation Committee finalized the fiscal 2015 compensation plan, and reviewed and approved the metrics and goals for the annual incentive plan as well as the PRSUs and LTIP.

Q2, Q3, and Q4 FY2015 | ending 12/31/2014, 3/31/2015 and 6/30/2015

•     Review the company’s performance and assess progress toward objectives

•     Assess progress toward NEO objectives

•     Discuss potential program changes in light of feedback from shareholders, regulatory guidance, and external trends

REVIEW OF PROGRESS AGAINST GOALS

The Compensation Committee reviews corporate performance each quarter, and assesses progress against each of the incentive plan’s goals.  The Compensation Committee also discusses other information relevant to executive compensation, such as trends, regulatory updates, and shareholder feedback.

FY 2016	Q1 FY2016 | ending 9/30/2015 • Evaluate and discuss NEO performance • Determine payouts for the NEOs based on achievement of the performance metrics for the annual incentive plan, PRSUs and LTIP

FINAL EVALUATION OF FISCAL 2015 GOALS

At the conclusion of fiscal 2015, the Compensation Committee reviewed and approved the payouts for the annual incentive plan, performance-based RSU plan and LTIP plan.

Assessing Competitive Practice

Frederic W. Cook assists the Committee by reviewing comparative market data on compensation practices and programs within the Company’s peer group.

ExeCutive Compensation

During fiscal 2015, Frederic W. Cook was responsible for providing information on new laws and regulations, general industry compensation practices, and recommendations for director compensation and compensation for management positions under the Committee’s purview, and for performing independent assessments of management recommendations brought before the Committee. Frederic W. Cook participated in all meetings of the Committee during the fiscal year.

For fiscal 2015, peer comparisons were performed against 16 publicly traded companies which were selected based on similarities to CACI in size and/or industry as well as operational similarities. The selected companies were as follows:

Acxiom Corporation	Alliance Data Systems	Booz Allen Hamilton	Broadridge Financial Solutions
Ciber, Inc.	Cognizant Technical Solutions	Convergys	Fidelity National Information Services, Inc.
Fiserv, Inc.	Harris Corporation	Leidos Holdings, Inc.	ManTech International Corp
Maximus, Inc.	Sykes Enterprises, Inc.	Tetra Tech, Inc.	Unisys Corporation

The companies used for peer comparisons are reviewed annually and adjusted as necessary due to changes at the selected company (e.g., acquisitions, bankruptcies, etc.) or changes in the comparability of the selected company to CACI. For fiscal 2015, SAIC, Inc. was replaced by Leidos Holdings Inc. due to its split from SAIC, Inc. in September 2013; and Sapient Corporation was removed due to its acquisition by Publicis Groupe.

General industry market analysis for NEO and other executive compensation was also performed for the Company by Towers Watson, which did not provide advice regarding the data provided to the Compensation Committee.

Determining Executive Compensation

Executive Compensation Objectives

Our NEO compensation programs are designed to attract, retain and reward the management talent that we need to maintain and strengthen our position in the industry and to achieve our business objectives.

OUR COMPENSATION PRINCIPLES

Our compensation programs for NEOs are guided by three basic principles:

Link compensation to performance. We believe that compensation levels should reflect performance - both the performance of CACI and the performance of the recipient.

Maintain competitive compensation levels.  We strive to offer programs and levels of compensation that are competitive with those offered by comparable companies in our industry in order to attract, retain and reward our NEOs.

Align management’s interests with those of shareholders.  We seek to implement programs that will retain NEOs and increase long-term shareholder value by providing competitive compensation and granting long-term equity incentive awards each year.

ExeCutive Compensation

Elements of Compensation

	Component	Percentage of TDC	Role
Fixed	Base Salary	17-31%	• To provide a stable, reliable monthly income • Set at levels that should generally comprise a low percentage of total target compensation
At Risk	Annual Incentive Compensation	17-34%	• To reward the achievement of annual financial goals • Links compensation to performance since award amounts are determined after the fiscal year based on actual results • Time horizon: 1 year
	Performance-Based Restricted Stock	36-63%

• Aligns executive interests with those of shareholders as potential value of awards increases or decreases with stock price

• Retains executive officers through multi-year vesting

• Time horizon: 4 years

	Cash-based Long-Term Incentive Plan (LTIP) Awards	0-24%

• To reward achievement of longer-term high growth goals

• To retain executives through three-year performance period

• Realized value attributable to three-year performance achievement

• Time horizon: 3 years

Other	Management Stock Purchase Program	N/A	• Aligns executive interests with those of shareholders • Enables executives to meet their mandated stock ownership requirements
	Other Compensation	N/A

• To allow executive officers to participate in other employee benefit plans

• To provide select supplemental benefits that are competitive within the industry

• To provide opportunity for deferring income taxes on a portion of annual income

ExeCutive Compensation

Fiscal 2015 Base Salaries

In August 2014, the Compensation Committee reviewed our NEOs’ base salaries and made certain adjustments to more closely align our NEOs’ base salary to the median of our peer group and to reflect individual performance in fiscal 2014. The adjustments approved by the Compensation Committee (effective August 1, 2014) reflect the Compensation Committees previous decision to freeze the salaries of our NEOs in fiscal 2014 and Mr. Asbury’s request that his salary be reduced by 10% in fiscal 2014 based on the economic environment at that time and the lack of salary increases to employees in the U.S. Federal Government (our primary customer).

Name	FY2014 Base Salary ($)	FY2015 Base Salary ($)	Percentage Change
J.P. London	576,495	600,000	4.1%
Kenneth Asbury	675,000	850,000	25.9%
John S. Mengucci	533,000	560,000	5.1%
Thomas A. Mutryn	460,782	484,000	5.0%
Gregory R. Bradford	343,600	361,000	5.1%

Fiscal 2015 Annual Incentives

Target Annual Incentives

Our annual incentive program is a cash incentive plan designed to motivate our executive officers to achieve pre-established quarterly and annual performance objectives. In establishing target annual incentives for fiscal 2015, the Compensation Committee reviewed our NEOs’ total cash compensation relative to our peers and made certain adjustments to more closely align our NEOs’ total cash compensation to the median taking into account that target total cash compensation was not increased in fiscal 2014 and was voluntarily decreased for Mr. Asbury. The table below shows the fiscal 2015 NEO target annual incentive levels that were approved by the Compensation Committee.

Name	FY2014 Target Annual Incentive ($)	FY2015 Target Annual Incentive ($)	FY2015 Percentage of Base Salary	Percentage Change
J.P. London	500,000	500,000	83%	—
Kenneth Asbury	900,000	1,000,000	118%	11.1%
John S. Mengucci	691,000	800,000	143%	15.8%
Thomas A. Mutryn	405,000	425,000	88%	4.9%
Gregory R. Bradford	392,600	405,000	112%	3.2%

ExeCutive Compensation

Design

The annual incentive plan has both annual and quarterly components to ensure that executives are focused on performance throughout the fiscal year. These components are described below:

Component	Percentage	Determination
Annual	60%

Established at the beginning of the fiscal year and may be modified by the Compensation Committee during the fiscal year due to changes in business conditions (e.g., major corporate events, etc.). During fiscal 2015, no modifications were made.

Quarterly	40%	Established at the beginning of each quarter, with each quarter representing 10% of the annual incentive program.

Fiscal 2015 Targets

At the beginning of each fiscal year, the Compensation Committee establishes the performance metrics applicable to the annual and quarterly components of the annual incentive program. The performance metrics are selected due to their use in our planning and budgeting processes and are applied to each executive based on their responsibilities. For fiscal 2015, the Compensation Committee selected the following performance metrics:

Performance Metric	Purpose
NATP	NATP is the primary indicator of our performance that is controlled by us and is used as the primary incentive metric to ensure our executives’ focus on overall profitability.
Revenue	Revenue is our primary measure of growth which requires expansion of current business and the capture of new business.
EPS	EPS is a measure of profitability that is commonly used by our shareholders in evaluating our performance.
ROIC	ROIC is a measure used to ensure our executives allocate capital efficiently in order to generate returns for our shareholders.
UK NATP	UK NATP is the primary indicator of CACI Limited’s performance.

The following is a summary of the performance metrics applicable to each NEO for the annual and quarterly components of the annual incentive program.

Name	Annual Metrics	Weight	Quarterly Metrics	Weight
J.P. London	EPS:	75%	NATP:	90%
	ROIC:	25%	Revenue:	10%
Kenneth Asbury	EPS:	75%	NATP:	90%
	ROIC:	25%	Revenue:	10%
John S. Mengucci	NATP:	90%	NATP:	90%
	Revenue:	10%	Revenue:	10%
Thomas A. Mutryn	EPS:	75%	NATP:	90%
	ROIC:	25%	Revenue:	10%
Gregory R. Bradford	UK NATP:	100%	UK NATP:	100%

ExeCutive Compensation

2015 Changes

In fiscal 2015, the Compensation Committee changed the metrics used in the annual incentive plan for those who were most responsible for making and influencing capital allocation decisions, specifically Dr. London, Mr. Asbury, and Mr. Mutryn. As a result, the Compensation Committee implemented ROIC and EPS as metrics for these three executives.  In addition, due to the potential volatility of quarterly EPS and ROIC metrics, it was determined to use these metrics only for the annual performance measurement.

After determining the appropriate performance metrics and weights applicable to the annual incentive program, the Compensation Committee establishes the target performance levels for each performance metric at the beginning of the fiscal year. The performance targets for each metric are established based on the Company’s five-year strategic plan, current business environment, historical performance against targets and the Company’s desire for growth. As a result, in fiscal 2015, the performance targets for NATP and EPS were set 2.9% above the Company’s plan and revenue and ROIC performance targets were set at the planned levels.

Once performance targets are established for each performance metric, the Compensation Committee determines appropriate lower, or “Cut,” threshold levels for each metric and upper, or “Stretch,” threshold levels. For performance below Cut levels, no bonus is awarded. For performance at or above Cut levels, bonus payouts are prorated on a straight-line basis. Above Stretch levels, bonus payouts are calculated as a percentage of the NEOs’ respective metric performance. The ranges between Cut, Target and Stretch levels are based upon multiple factors assessed by the Compensation Committee, including historical ranges and historical performance against Target, Cut, and Stretch metrics. For fiscal 2015, the Compensation Committee approved the Cut thresholds at 91% of Target and Stretch Thresholds at 104% of Target.

Fiscal 2015 Performance

Performance relative to each metric used in calculating our NEOs annual incentive payout is delineated as follows on an annual basis for fiscal 2015 (in millions, except EPS and ROIC):

Annual Metrics	Target	Actual	Result
CACI NATP	$140.0	$126.2	Below Cut
CACI Revenue	$3,608	$3,313	Between Cut and Target
CACI EPS	$5.71	$5.17	Below Cut
CACI ROIC	6.10%	5.82%	Between Cut and Target
UK NATP	$11.0	$11.5	At Stretch

Based upon requests made by Messrs. London, Asbury and Mutryn, the annual incentive earned by them for performance above threshold levels for ROIC was voluntarily declined because they agreed that there were no actions during fiscal 2015 related to the usage of capital that merited them receiving payment for this while the Company finished below its NATP threshold, an event that significantly limited annual bonus payments for the rest of the Company. The amounts that would have otherwise been paid to each were Dr. London, $24,975; Mr. Asbury, $50,640; and Mr. Mutryn, $21,522.

ExeCutive Compensation

Performance relative to each quarterly metric used in calculating our NEOs’ annual incentive payout is delineated below on a quarterly basis for fiscal 2015 (in millions).

		CACI NATP ($)	CACI Revenue ($)	UK NATP ($)
Q1	Target	30.6	857.0	2.1
	Actual	31.1	814.7	2.4
	Result	Between Target and Stretch	Between Cut and Target	Above Stretch
Q2	Target	26.8	873.0	2.6
	Actual	24.6	815.4	3.1
	Result	Between Cut and Target	Between Cut and Target	Above Stretch
Q3	Target	28.0	913.0	2.7
	Actual	29.0	817.8	2.8
	Result	Between Target and Stretch	Below Cut	Between Target and Stretch
Q4	Target	43.0	882.0	2.7
	Actual	41.4	865.5	3.2
	Result	Between Cut and Target	Between Cut and Target	Above Stretch

In consideration of the performance outlined above, the table below provides a summary of the annual incentives actually earned by our NEOs:

Name	Target Annual Incentive ($)	Earned Annual Incentive ($)	Payout as a Percentage of Target
J.P. London	500,000	183,528	36.7%
Kenneth Asbury	1,000,000	367,720	36.8%
John S. Mengucci	800,000	310,857	38.9%
Thomas A. Mutryn	425,000	156,281	36.8%
Gregory R. Bradford	405,000	765,728	189.1%

Fiscal 2015 Long-Term Incentives

Performance-Based Restricted Stock Units (PRSUs)

A significant portion of our NEOs’ TDC is granted in the form of PRSUs that are designed to improve shareholder value and contribute to the growth and financial success of the Company. In order to receive any shares granted under the award, the Company must reach a minimum one-year EPS threshold. If the minimum threshold is met, then any earned shares are earned over a three year performance period with the number of shares earned each year adjusted by the percentage growth or decline from the average stock price over 90 calendar days immediately preceding the grant to the average stock price over 90 calendar days immediately preceding the first, second and third anniversaries of the grant date, subject to an overall cap of 200% of target. Once earned, the shares vest ratably on the third and fourth anniversaries of the grant date. Below is a hypothetical example of how PRSUs are earned and vested:

ExeCutive Compensation

Grant: 3,000 Shares at Target (all earned amounts assume 10% annual stock price growth)
One-Year Trigger	1st Grant Anniversary	2nd Grant Anniversary	3rd Grant Anniversary	4th Grant Anniversary
EPS Target Achieved	1,100 Earned	1,200 Earned	1,300 Earned
			1,800 Vest	1,800 Vest
EPS Target Not Achieved	N/A	N/A	N/A	N/A

The EPS threshold for fiscal 2015 was set at $4.00. This was based on a reduced level of profit earned from new business awards than that in the Company plan, which was deemed to be a realistic possibility given the existing dynamics of the government services industry.

During the annual review of the equity program, the Compensation Committee considered other formats, such as stock options, stock appreciation rights, non-performance -based RSUs, performance-based equity that leverages other financial metrics approved within the 2006 Stock Incentive Plan, and performance-based equity based on relative performance metrics against a defined peer group or stock market index. Regarding the use of relative performance metrics, it was determined that the existing and anticipated turnover of companies in the competitive market due to acquisition, spin-offs, privatization and new public offerings made the measurement over a three-year period unfeasible at this time. Further, we spoke with several of our investors about the potential usage of a stock market index for a relative measurement, and received minimal support for this alternative.

The Compensation Committee used market data provided by its compensation consultants in order to set the dollar value of equity for the named executive officers. Based on this review, the Compensation Committee made certain adjustments to align our NEOs with the median of our peer group.

Name	2014 Target PRSU Value ($)	2015 Target PRSU Value ($)	Percentage Change
J.P. London	780,000	850,000	9%
Kenneth Asbury	—	—	—
John S. Mengucci	1,039,000	1,200,000	15.5%
Thomas A. Mutryn	1,100,000	1,100,000	—
Gregory R. Bradford	435,000	435,000	—

Mr. Asbury received a stock grant upon his hiring in February 2013 in the form of 300,000 time-based RSUs (Restricted Stock Units); while compensation offered to executive officers is generally performance-based it was determined at the time of Mr. Asbury’s hiring that the time-based format was required to obtain his services. Based upon the size of this grant and the vesting timeframe, the Compensation Committee determined that Mr. Asbury would not be eligible for annual grants until fiscal 2017.

ExeCutive Compensation

Long-Term Incentive Plan (LTIP) (Cash)

The LTIP is a separate plan, independent of other incentive programs administered by the Compensation Committee.  The LTIP is a cash-based plan, designed to incent long-term growth and profitability, with performance metrics set at very challenging levels. The Compensation Committee selected NATP and revenue as performance metrics for the LTIP, to incent higher levels of long-term growth along these important metrics. Although performance under our annual incentive plan is evaluated along these same metrics, the LTIP targets are set well above the annual incentive plan levels. For fiscal 2015, NATP was set 5% higher than the annual incentive plan target (a total of 8% above the Company’s plan), and Revenue was set 8% higher than the annual incentive plan target.

The Compensation Committee has sole discretion in selecting participants in the LTIP, with participation intended to be limited to people most able to impact the achievement of the metrics. Among the NEOs, Mr. Mengucci and Mr. Mutryn were selected to participate in the LTIP for fiscal 2015. At their request, Dr. London and Mr. Asbury were not considered for participation due to their existing incentives and their desire to focus the LTIP incentive on other executives within the Company.

The cash incentives under the LTIP are distributed at the end of a three-year period, with a third of the value earned on a one-year performance period, a third of the value earned on a cumulative two-year performance period and a third of the value earned on a cumulative three-year performance period that are each established at the time the target award is determined. In order to ensure that our participating NEOs are challenged, the performance required for payouts under the LTIP are set beyond the Stretch levels established under the annual incentive plan.

The Compensation Committee generally sets the LTIP target value for each participant to match their annual incentive plan target bonus level. As the metrics were intended to have a high level of difficulty to achieve, the Compensation Committee determined that market data provided by its compensation consultants did not directly apply to the determination of the bonus potential. For Mr. Mengucci and Mr. Mutryn, the Compensation Committee set their annual bonus potential equal to:

Name	Target Aggregate 3-Year LTIP Value ($)
John S. Mengucci	2,400,000
Thomas A. Mutryn	1,275,000

At the conclusion of each fiscal year after grant, CACI’s performance against the metrics will be measured. If both metrics are achieved, each participant would earn 100% of their annual bonus potential. If only CACI NATP or CACI revenue is achieved, only a portion of the annual potential would be earned. The performance metrics, weightings and targets for the 2015 performance periods for the 2014 LTIP and the 2015 LTIP are below (in millions):

Metric	2014 LTIP: FY15 Period Target ($)	2014 LTIP: Metric Weights	2015 LTIP: FY15 Period Target ($)	2015 LTIP: Metric Weights
NATP	162.3	75%	147.0	90%
Revenue	3,767.0	25%	3,897.0	10%

ExeCutive Compensation

Fiscal 2015 performance relative to the 2014 LTIP and the 2015 LTIP are below (in millions):

Metric	FY15 Results ($)	2014 LTIP FY15 Period Payout:	2015 LTIP FY15 Period Payout:
NATP	126.2	—	—
Revenue	3,313.0	—	—

Other Compensation Policies and Practices

Benefits and Executive Perquisites

All NEOs are entitled to receive a Company-provided automobile or an allowance to obtain an automobile. The President and Chief Executive Officer, Executive Chairman, Chief Operating Officer and President, U.S. Operations, and the Chief Financial Officer are also eligible for annual financial planning services. These items are fully taxable as ordinary income; no tax gross-up is provided.

In addition, we provide a $25,000 discretionary benefit allowance per calendar year to the President and Chief Executive Officer, and to the Chairman of the Board and Executive Chairman. This allowance can be used for business or personal expenses. All personal benefit received from this allowance is fully taxable as ordinary income; no tax gross-up is provided.

Furthermore, Dr. London has a medical agreement that provides lifetime participation in the Company’s executive medical plan for him and his spouse to the extent permitted by law, with such participation on the same basis that existed just prior to any merger, consolidation, or change in control of the Company.

Executives are also permitted to participate in the Company’s other employee benefit plans on substantially the same terms as other employees. For example, the Company makes matching contributions to our 401(k) plan based on employee contributions, and executives receive the same benefit.

All amounts related to perquisites for NEOs are disclosed in column (i) of the Summary Compensation Table, along with details on their valuations.

Severance and Change in Control Benefits

The Company maintains severance agreements with all NEOs for the purpose of providing those executives with a degree of security and to mitigate concern that they might have regarding their continued employment prior to or following a change in control, thereby allowing the executive to focus their undivided attention to serving the interests of the Company and our shareholders. The Company believes that appropriate severance arrangements are necessary in order to attract and retain these key executives and are an important part of a competitive overall compensation program for the NEOs.

In the event of a change in control, the severance benefits are generally payable only upon a “double trigger,” meaning that severance benefits are triggered when an eligible executive is involuntarily terminated without cause by the Company or resigns for “good reason” within one year following a change in control. This “double trigger” provision was implemented to be consistent with good market practices. We believe this program encourages retention in the face of an actual or potential change in control and aligns executive and shareholder interests. Furthermore, the program allows top executives to review corporate transactions that are in the best interests of our shareholders without concern over whether the transactions may adversely impact the executive’s employment.

ExeCutive Compensation

All stock granted during fiscal 2015 also provided for “double trigger” vesting acceleration in the event of a change in control, under which vesting accelerates only upon a change in control and involuntary termination without cause or resignation for good reason.

Calculations for various termination scenarios are included in the “Potential Payments on Termination or Change in Control” section of this proxy statement.

•

Grant recipients over age 62 as of July 1, 2008 (“grandfathered employees”) who retire at or above age 65 vest in all RSUs upon retirement unless the RSUs are still in the first year of their measurement period, in which case they are forfeited upon retirement. Non-grandfathered executives who retire at age 62 or older vest in a prorated portion of the RSUs based upon their number of months of service after the grant date divided by the full vesting timeframe; the numbers of RSUs received are still subject to the results of the performance conditions. A grantee terminated without cause is entitled to the same treatment as a non-grandfathered executive retiring at age 62 or older. Dr. London is the only grandfathered executive among the executive officers.

•

In the event of a change in control during the three year performance period, participants will receive payment for bonuses earned for completed fiscal years as well as for the annual bonus potential for the current fiscal year at the time the change in control event is legally consummated and binding (subject to IRS regulations or other laws/regulations).

Retirement Plans

The Company offers a non-qualified deferred compensation plan in order to encourage employees to save for their retirement. Eligible employees, which include all NEOs except for Mr. Bradford, may elect to contribute up to 50% of their U.S. base salary and 100% of their U.S. bonuses and commissions to this plan on a pre-tax basis. The Company contributes 5% of all income over the compensation limit in IRC section 401(a)(17) to participants, subject to plan vesting conditions, and may make a supplemental discretionary contribution to a participant’s account in any amount it elects. No discretionary contributions were made in fiscal 2015.

Supplemental Executive Retirement Plans (SERP) have been provided to NEOs in the past to offset the loss of benefits from previous employers in order to acquire their services and are, therefore, consistent with the Company’s philosophy of attracting and retaining critical talent. Mr. Mengucci was offered a SERP as part of his employment offer, and it will become effective upon its finalization. The Company provides no other executive a SERP and does not anticipate doing so in the future.

Management Stock Purchase Plan

The Company offers a Management Stock Purchase Plan (“MSPP”) in order to promote the long-term growth and profitability of the Company by providing executives with incentives to improve shareholder value and to contribute to the growth and financial success of the Company, and enabling executives to meet their mandated stock ownership requirements. The Board believes that the MSPP serves these goals, encouraging executives to convert a higher percentage of their cash compensation into Company equity.

The MSPP provides for equity ownership in the Company by senior officers by allowing the voluntary deferral of up to 100% of the annual portion of their bonuses into RSUs. All deferred shares are bought at a discount of up to 15%, as determined annually by the Compensation Committee, of fair market value. The Company may grant matching awards in an amount not to exceed 25% of the participant’s deferrals and subject to such vesting or other restrictions or conditions as the Compensation Committee determines.

The amount of the discount to fair market value and matching grant is determined by the Compensation Committee no later than December 31st of the fiscal year in which the bonus is earned (or as otherwise specified in the MSPP for matching awards that qualify under IRC section 162(m)). During fiscal 2015, the Compensation Committee approved a 15% discount with no matching.

ExeCutive Compensation

The benefit provided from MSPP purchases for each NEO is listed in column (i) of the Summary Compensation Table.

Stock Ownership Requirements

The Compensation Committee maintains executive stock ownership requirements for its senior officers to focus those executives on the long-term growth in value of the Company and to ensure they act as owners of the Company. Requirements are based on a fixed number of fully owned shares that is reviewed annually by the Compensation Committee to ensure that it provides enough incentive to properly align the interests of senior management with those of the our shareholders. The amount of shares required to be held by each of our NEOs and the resulting multiple of each executive’s base salary is below:

Name	Share Requirement	Approximate Multiple of Salary as of Measurement Date
J.P. London	75,000	~10x
Kenneth Asbury	100,000	~10x
John S. Mengucci	65,000	~9x
Thomas A. Mutryn	45,000	~8x
Gregory R. Bradford	30,000	~7x

As outlined above, the required levels correspond to a multiple of our executives’ salaries, which are well above benchmarked levels. Until an executive meets the required number of shares, they are limited with respect to the number of shares they are allowed to sell, and are only allowed to sell one-half of the vested RSUs remaining after payment of taxes (standard practice is to sell a portion of shares that vest to cover the tax burden caused by the vesting); the other one-half that must be retained is used to determine the interim ownership requirement until the full number of shares is reached, with each successive vesting being added to the prior interim requirement in order to establish the new requirement.

Stockholdings are measured annually as of July 1st to determine compliance with the requirements, which are based upon the prior year’s level plus one-half of all vested restricted stock and/or restricted stock units after taxes are withheld since the prior July 1st. Only fully owned shares count in the measurement; unvested restricted stock and restricted stock units do not count, nor do any other unvested and/or unexercised instruments.

To encourage compliance, a senior officer is required to participate in the MSPP with 100% of the annual portion of their annual bonus going toward the purchase of RSUs until such time that they meet the required holding level.

All NEOs met their required stock holding requirement as of July 1, 2015.

Compensation Clawback Policy

We maintain a formal “clawback” policy for incentive awards that is broader in its reach than that imposed by Section 304 of the Sarbanes-Oxley Act (SOX). The policy covers incentive awards to “officers” (as defined in Section 16 of the Securities and Exchange Act of 1934), and was adopted in fiscal 2010. Under the policy, in the event of a restatement of previously reported financial results, the Compensation Committee may require reimbursement of the incremental portion of incentive awards paid to executive officers in excess of the awards that should properly have been paid based on the restated financial results.

By way of comparison, the clawback imposed by Section 304 of SOX (which applies to CACI) is limited to the CEO and CFO and is based on material noncompliance by the issuer, as a result of misconduct, with any financial

ExeCutive Compensation

reporting obligation under the federal securities laws where such noncompliance requires the issuer to restate its financials. The SOX provision looks back one year and requires the issuer to recover all bonus or incentive-based or equity-based compensation paid to the CEO and CFO (in cases of misconduct). The Securities and Exchange Commission enforces Section 304; there is no private right of action.

The Compensation Committee is monitoring this policy to ensure that it is consistent with applicable laws, including emerging requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Impact of Regulatory Requirements

The Compensation Committee is regularly updated on changes in regulations affecting compensation and how they impact executive compensation. The Compensation Committee ensures that Company compensation plans continue to meet such requirements.

IRC section 162(m) places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to our CEO and the three other most highly compensated named executive officers (other than our CFO). There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Our executive incentive compensation generally is performance-based compensation meeting the IRC’s requirements, and, as such, is intended to be fully deductible.  The Compensation Committee structures compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company’s compensation policies and objectives. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances.

In determining equity-based compensation, the Compensation Committee considers the potential expense of those programs under Accounting Standards Codification 718, Compensation – Stock Compensation (ASC 718), and the financial impact on planned Company targets.

Risk Assessment

The Company has a Chief Risk Officer and among his tasks are attending meetings of the Committee and performing an annual assessment of the Company’s overall compensation risk profile. The Committee also engages Frederic W. Cook to perform an independent risk assessment of the Company’s executive and non-executive compensation programs. The results of these analyses have been findings that the compensation programs are appropriately structured to support a low risk profile and do not encourage inappropriate or excessive risk-taking.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the fiscal year ended June 30, 2015. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis for the fiscal year ended June 30, 2015 be included in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Charles P. Revoile, Chair

Michael A. Daniels

James S. Gilmore III

Gregory G. Johnson

James L. Pavitt

Executive Compensation Tables

Summary Compensation Table

The following table summarizes the compensation of the NEOs for the fiscal years 2015, 2014 and 2013. Annual compensation includes amounts awarded to, earned by, or paid to the Company’s Chief Executive Officer, Chief Financial Officer, and the three other highest paid executive officers, including amounts deferred at an Executive Officer’s election.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
J.P. London Chairman of the Board and Executive Chairman	2015	598,041	—	742,066	208,322	182,094	1,730,523
	2014	576,495	—	780,393	264,456	99,249	1,720,593
	2013	576,495	200,000	779,869	88,700	304,449	1,949,513
Kenneth Asbury President and Chief Executive Officer	2015	835,417	—	—	418,361	75,157	1,328,935
	2014	675,000	—	—	461,862	64,981	1,201,843
	2013	275,503	400,000	15,870,000	—	2,813	16,548,316
John S. Mengucci Chief Operating Officer, President of U.S. Operations	2015	557,750	—	1,048,043	310,857	72,993	1,989,643
	2014	533,000	—	1,540,421	354,353	54,419	2,482,193
	2013	533,000	—	1,039,143	122,498	26,794	1,721,435
Thomas A. Mutryn Executive Vice President, Chief Financial Officer and Treasurer	2015	482,065	—	980,826	177,083	101,901	1,722,595
	2014	460,782	—	1,540,421	221,930	102,939	2,326,072
	2013	460,782	—	1,099,868	71,975	113,137	1,745,762
Gregory R. Bradford(6) Chief Executive, CACI Limited, President, U.K. Operations	2015	359,468	—	379,612	789,431	150,582	1,679,093
	2014	353,144	—	435,653	934,478	105,244	1,828,519
	2013	340,605	—	435,307	892,840	180,098	1,848,850
(1)	Amounts reported in the Salary column represent base salary earned in fiscal years 2015, 2014 or 2013.
(2)

The Company made a $200,000 special CEO transition bonus payment to Dr. London and a $400,000 guaranteed bonus payment, his fiscal year 2013 prorated Target level, to Mr. Asbury for fiscal year 2013. The Company did not make any other non-performance based bonus payments to any other NEOs in fiscal years 2015, 2014 or 2013.

(3)

The amounts reported in the Stock Awards column represent the aggregate grant date fair value of each restricted stock unit granted during such year, as computed in accordance with ASC 718. See Note 21 of the Company’s audited financial statements for the fiscal year ended June 30, 2015, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2015. RSUs awarded to all NEOs other than Mr. Asbury during fiscal years 2013 - 2015, were in the form of performance-based RSUs. The grant date fair value of these awards was calculated using the Monte Carlo simulation method. Based on the Company’s performance during the year ended June 30, 2015 and the Company’s stock price for the 90 day period ended September 23, 2015 as compared to the stock price for the 90 day period ended September 23, 2014, the award is currently at 114% of the target award.  Based on the Company's performance during the year ended June 30, 2014 and the Company's stock price for the 90 day period ended September 13, 2014 as compared to the stock price for the 90 day period ended September 13, 2013, the final award was at 84.0% of the target award. Based on the Company’s performance during the year ended June 30, 2013, no awards for that fiscal year were earned. Such actual award number of units is reflected in the Outstanding Equity Awards at Fiscal Year-End table. The grant date fair value of awards to Mr. Asbury in fiscal year 2013 were based on the Company’s closing stock price on the date of the grant, as these awards were not subject to performance conditions.

(4)

Amounts reported in the Non-Equity Incentive Plan Compensation column represent performance-based incentive compensation earned in fiscal years 2015, 2014 or 2013. Fiscal year 2015 includes amounts earned by Dr. London, $24,795; Mr. Asbury, $50,640; and Mr. Mutryn, $21,522 but not paid per their request and Compensation Committee review.

COMPENSATION TABLES

(5)	The table below describes the elements included in All Other Compensation:

Name	Non-Qualified Deferred Compensation Contribution(a) ($)	Vacation Sold Back to Company(b) ($)	Long-Term Care Premiums(c) ($)	401(K) Match(d) ($)	MSPP Discount(e) ($)	Perquisites(f) ($)	Other(g)
Dr. London	29,637	85,143	3,929	7,800	—	55,585	—
Mr. Asbury	51,627	—	3,622	7,800	—	12,108	—
Mr. Mengucci	33,240	16,276	1,989	7,800	—	13,688	—
Mr. Mutryn	20,273	48,678	2,938	7,800	4,186	18,026	—
Mr. Bradford	—	47,400	4,170	7,101	—	20,795	71,116
(a)

Except for Mr. Bradford, who receives cash in lieu of eligibility under the plan, these amounts represent the Company’s contribution, net of forfeitures, of 5% on compensation in excess of the limit provided in IRC section 401(a)(17), which limit may be adjusted annually.

(b)	Represents cash-out of vacation accrual balance.
(c)	Represents premiums paid by the Company for a long-term care insurance policy.
(d)	50% Company match of the first 6% of contributions by the executive officer under the Company’s 401(k) plan (401(k) Match);
(e)	Value of discount granted under the Company’s Management Stock Purchase Plan by giving a discount on the stock price at the grant date (15% for fiscal year 2015).
(f)

For Dr. London includes a perquisite allowance of $25,000, tax and investment services of $17,835 and automobile expenses of $12,750; For Mr. Asbury includes tax and investment services of $10,701 and automobile expenses of $1,407; For Mr. Mengucci includes tax and investment services of $9,806 and automobile expenses of $3,882; For Mr. Mutryn includes automobile expenses of $18,026, For Mr. Bradford, automobile expenses of $20,795.

(g)	Represents $69,271 received in lieu of payments pursuant to the Non-Qualified Deferred Compensation Plan and $1,845 in payments under the United Kingdom Pension Plan.
(6)	Mr. Bradford’s compensation is paid in Pounds Sterling (GBP). The conversion to U.S. dollars is based on the average exchange rate in the month earned.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Dr. London
Bonus	N/A	137,500	500,000	800,000	—	—	—	—
Performance RSUs	9/23/2014	—	—	—	—	10,380	20,760	849,707
Mr. Asbury(4)
Bonus	N/A	280,000	1,000,000	1,600,000	—	—	—	—
Performance RSUs	9/23/2014	—	—	—	—	—	—	—
Mr. Mengucci
Bonus	N/A	224,000	800,000	1,280,000	—	—	—	—
Performance RSUs	9/23/2014	—	—	—	—	14,660	29,320	1,200,068
Mr. Mutryn
Bonus	N/A	119,000	425,000	680,000	—	—	—	—
Performance RSUs	9/23/2014	—	—	—	—	13,440	26,880	1,100,198
Mr. Bradford
Bonus	N/A	162,954	458,695	591,481	—	—	—	—
Performance RSUs	9/23/2014	—	—	—	—	5,310	10,620	434,677
(1)

These amounts represent potential payouts under the 2015 incentive plan. The Maximum amount in column represents the bonus amount for each NEO at Stretch.  For performance above Stretch, NEOs are entitled to additional bonus payouts calculated as a percentage of the Company's NATP above Stretch.  Actual payouts earned are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	These amounts represent performance-based RSU grants to NEOs in fiscal year 2015.

COMPENSATION TABLES

(3)	Amounts represent the grant date fair value of the stock awards granted to the named executive officer during fiscal year 2015 determined pursuant to ASC 718.
(4)	Mr. Asbury was not awarded any performance-based RSU grants during fiscal year 2015.

Outstanding Equity Awards Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Exercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dr. London	9/1/2011	—	—	—	—	6,822	(2)	551,832	—	—
	9/13/2013	—	—	—	—	11,491	(3)	929,507	—	—
	9/23/2014	—	—	—	—	10,861	(4)	878,546	6,920	559,759
Mr. Asbury	2/23/2013	—	—	—	—	300,000	(5)	24,267,000	—	—
Mr. Mengucci	2/27/2012	—	—	—	—	16,628	(6)	1,345,039	—	—
	9/13/2013	—	—	—	—	22,682	(3)	1,834,747	—	—
	9/23/2014	—	—	—	—	15,339	(4)	1,240,772	9,773	790,538
Mr. Mutryn	11/20/2008	3,200	—	37.67	11/19/2015	—		—	—	—
	9/1/2011	—	—	—	—	9,622	(2)	778,324	—	—
	9/13/2013	—	—	—	—	22,682	(3)	1,834,747	—	—
	9/23/2014	—	—	—	—	14,063	(4)	1,137,556	8,960	724,774
Mr. Bradford	9/1/2011	—	—	—	—	3,804	(2)	307,706	—	—
	9/13/2013	—	—	—	—	6,415	(3)	518,909	—	—
	9/23/2014	—	—	—	—	5,556	(4)	449,425	3,540	286,351
(1)	Based on the $80.89 closing price of the Company's stock on June 30, 2015.
(2)

Stock awards granted on September 1, 2011 contain performance conditions whereby the number of units vesting depended upon the Company's financial performance for the year ended June 30, 2012 and the Company's stock price for the 90 day period ended September 1, 2012 as compared to the 90 day period ended September 1, 2011. The amounts in this column reflect the actual number of shares earned.  The stock awards vest as follows:  50% on September 1, 2014 and 50% on September 1, 2015.

(3)

Stock awards granted on September 13, 2013 contain performance conditions whereby the number of units vesting depended upon the Company's financial performance for the year ended June 30, 2014 and the Company's stock price for the 90 day period ended September 13, 2014 as compared to the 90 day period ended September 13, 2013. The amounts in this column reflect the actual number of shares earned.  The stock awards vest as follows:  50% on September 1, 2016 and 50% on September 1, 2017.

(4)

Stock awards granted on September 23, 2014 contain performance conditions whereby the number of units vesting depended upon the Company's financial performance for the year ended June 30, 2015 and the Company's stock price for the 90 day periods ended September 23, 2015. September 23, 2016, and September 23, 2017 as compared to the 90 day period ended September 23, 2014. The amounts in this column reflect the number of shares earned through September 23, 2015; the actual number of shares earned will be determined after 9/23/17.  The stock awards vest as follows:  50% on September 23, 2017 and 50% on September 1, 2018.

(5)	Stock awards granted on February 20, 2013 vest as follows: 100,000 shares on February 20, 2016, 100,000 shares on February 20, 2017, and 100,000 shares on February 20, 2018.
(6)

Stock awards granted on February 27, 2012, that had not vested as of June 30, 2015 vest as follows: 50% on February 26, 2017; 10% on February 26, 2018; 10% on February 26, 2019; 10% on February 26, 2020; 10% on February 26, 2021; and 10% on February 26, 2022.

COMPENSATION TABLES

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dr. London	—	—	20,661	1,490,071
Mr. Asbury	—	—	—	—
Mr. Mengucci	—	—	5,543	483,848
Mr. Mutryn	9,800	397,170	30,766	2,218,844
Mr. Bradford	—	—	12,163	877,196
(1)

These amounts are equal to the difference between the sales price of our common stock on the NYSE on the exercise date and the exercise price multiplied by the number of shares underlying the exercised option or stock settled stock appreciation right.

(2)	These amounts are equal to the closing price of our common stock on the NYSE on the applicable vesting date multiplied by the number of shares vested on that date.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Dr. London	1,679	29,637	132,829	—	6,461,897
Mr. Asbury	5,098	51,627	1,315	—	119,361
Mr. Mengucci	40,152	33,240	2,000	—	127,852
Mr. Mutryn	26,216	20,273	28,148	—	714,726
Mr. Bradford	—	—	69,672	—	2,312,739
(1)	Executive contributions are included in the Salary, Bonus, and Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	Company contributions are included in the All Other Compensation column of the Summary Compensation Table.
(3)	No amounts in the Aggregate Earnings column are reported as compensation in the Summary Compensation Table.
(4)

Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary and Non-Equity Incentive Plan Compensation columns (in the case of executive contributions) or in the All Other Compensation column (in the case of Company contributions). The amounts previously reported as executive and Company contributions were as follows: (i) Dr. London, $1,524,874 and $804,458; (ii) Mr. Asbury, $6,483 and $53,239 (iii) Mr. Mengucci, $24,007 and $27,591; (iv) Mr. Mutryn, $259,479 and $233,658; (v) Mr. Bradford, $958,780 and $286,530.

Severance Agreements

The term of each NEO’s severance agreement is one year with automatic one-year extensions thereafter (except for the agreement provided to the President and Chief Executive Officer which is three years with automatic one-year extensions thereafter), unless the Company provides written notice of the Company’s intent to amend the Company’s severance policy with respect to its senior executives and to apply the amended policy to the executive. In the event the Company provides such notice to the executive, agreements expire by their terms at the end of the full term year that begins on the next July 1st following the date such notice is received by the executive officer.

Per the terms of the agreements, each executive’s employment may be terminated by the Company without a separation payment of any kind in the event of death or a termination for cause as determined by the Board.

In the event of a termination by the Company for disability, the Company is generally required to provide 30 days’ notice, and pay any incentive compensation earned but unpaid as of the date of termination for any fiscal year prior to the year in which such termination occurs.

COMPENSATION TABLES

In the event of termination without cause by the Company or resignation for “good reason” by the executive, as defined in the agreements, the Company will pay a severance payment equal to a specified number of months of the executive’s base salary, prorated cash incentive compensation payments otherwise payable under the executive’s incentive compensation plan for the fiscal year of termination, and continued participation in the Company’s health care plan for a defined period of time. Further, for stock grants made since September 1, 2010, the terms of the grant agreements entitle the recipient to receive a prorated portion of the unvested stock based upon the number of full months of service divided by the total vesting timeframe. When the executive’s resignation is not associated with a change in control, “good reason” is defined as (i) a material reduction in the executive’s total compensation and benefit opportunity (other than a reduction made by the Board, acting in good faith, based upon the performance of the executive, or to align the compensation and benefits of the executive with that of comparable executives, based on market data); or (ii) a substantial adverse alteration in the conditions of the executive’s employment.

In the event of a termination without cause or resignation for “good reason” within one year of the effective date of a change in control, the agreements provide that the Company will pay similar termination payments as in the preceding paragraph but require the executive’s base salary to be paid for a higher number of specified months and a specified payment based on the average incentive compensation earned by the executive for the five fiscal years immediately preceding the termination (except that in Dr. London’s case, he is also entitled to such termination payment if he voluntarily terminates his employment for any reason within one year of a change in control). Further, the terms of the grant agreements entitle the recipient to receive their unvested stock. In the event of a change in control, “good reason” is defined as (i) a substantial adverse alteration in the nature or status of the executive’s position or responsibilities from those in effect on the day before the change in control date; or (ii) a change in the geographic location of the executive’s job more than 50 miles from the place at which such job was based on the day before the change in control date.

The table below delineates the benefits upon a change in control for each NEO in fiscal 2015 under the scenarios as described above:

	London	Asbury	Mutryn	Mengucci	Bradford
Salary Multiple: Termination for Good Reason or Involuntary Termination Without Cause	1.5x	2x	1x	1x	1x
Salary Multiple Upon Change in Control and Voluntary Termination for Good Reason or Involuntary Termination Without Cause	3x	2x	2x	2x	2x
Bonus Multiple Upon Change in Control and Voluntary Termination for Good Reason or Involuntary Termination Without Cause (average annual payment for last five years)	2x	2x	1.5x	1.5x	1x

The agreements for Dr. London, Mr. Mutryn, and Mr. Bradford include partial protection against excise taxes payable under IRC section 280G in the event of termination only after a change in control (a one-time payment of two-thirds of the excise tax to the executive up to a limit of $500,000). Since these agreements were put in place in 2007, the Compensation Committee decided not to include this term in any new agreements, and it is therefore not included in the agreements with other executive officers.

The agreements also restrict each executive officer’s rights to compete with the Company or to offer employment to Company employees following termination.

No changes to existing agreements were made during fiscal 2015.

Calculations for various termination scenarios are included in the “Potential Payments on Termination or Change in Control” section below.

COMPENSATION TABLES

Potential Payments on Termination or Change in Control

The tables below reflect the amount of compensation payable to each NEO upon termination of employment under various termination scenarios. The tables show the amount of compensation payable to each NEO upon voluntary termination (other than for “good reason”) or retirement, upon termination by the Company without cause or by the NEO for “good reason” other than in connection with a change in control, and upon termination by the Company without cause or by the NEO for “good reason” following a change in control. The amounts shown assume, for illustrative purposes, that such termination was effective as of June 30, 2015 and therefore include amounts earned through such date, and are estimates of the amounts which would be paid to the NEOs upon termination. The actual amounts to be paid can be determined only at the time of the actual separation from the Company.

Name	Total Cash Severance(2)	Value of Continuation of Benefits(3)	Value of Employee Non-qualified Retirement Contributions(4)	Value of Company Non-qualified Retirement Contributions(5)	Value of Vested Equity Awards(6)	Value of Unvested Equity Awards(7)	Value of 280G Excise Tax Partial Protection(8)	Total
Separation Payment in event of Voluntary Termination or Retirement(1)
Dr. London	—	189,442	5,618,322	838,664	—	1,662,209	N/A	8,308,637
Mr. Asbury	—	—	5,310	24,745	—	—	N/A	30,055
Mr. Mengucci	—	—	42,514	39,340	—	—	N/A	81,854
Mr. Mutryn	—	—	443,080	270,046	138,304	59,694	N/A	911,124
Mr. Bradford	—	—	2,026,209	286,530	—	588,879	N/A	2,901,618
Separation Payment in event of Termination for “Good Reason” or Without Cause by Company(1)
Dr. London	900,000	189,442	5,618,322	838,664	—	1,662,209	N/A	9,208,637
Mr. Asbury	1,700,000	19,912	5,310	24,745	—	11,324,600	N/A	13,074,567
Mr. Mengucci	560,000	9,758	42,514	39,340	—	1,506,576	N/A	2,158,189
Mr. Mutryn	484,000	19,903	443,080	270,046	138,304	1,803,119	N/A	3,158,452
Mr. Bradford	361,000	—	2,026,209	286,530	—	588,879	N/A	3,262,618
Separation Payment following a Change in Control(1)
Dr. London	3,139,637	189,442	5,618,322	838,664	—	3,160,615	—	12,946,680
Mr. Asbury	2,683,948	19,912	5,310	98,980	—	24,267,000	N/A	27,075,150
Mr. Mengucci	3,039,198	9,758	42,514	78,681	—	5,551,481	N/A	8,721,631
Mr. Mutryn	2,375,141	19,903	443,080	270,046	138,304	4,877,505	—	8,123,979
Mr. Bradford	2,343,194	—	2,026,209	286,530	—	1,685,667	—	6,341,600
(1)

Assumes that the executive officer resigned for “good reason” or was terminated without cause within one year of a change in control. Dr. London is entitled to this payment if he voluntarily terminates his employment for any reason within one year of a change in control.

(2)

For the Separation Payment following a Change in Control, includes incentive plan amounts earned but not yet paid for fiscal year 2015. For Mr. Mengucci and Mr. Mutryn, this also includes the annual bonus potential for the 2014 and 2015 LTIP, in accordance with the terms of those plans.

(3)

Assumes that Dr. London is entitled to receive lifetime medical benefits as previously described, and that Messrs. Asbury, Mengucci, and Mutryn are entitled to receive continuation of health benefits following the date of separation for reasons other than voluntary termination or retirement. For Dr. London, the table value therefore represents the present value (using a discount rate of 2.48%) of continued current medical, dental, and vision insurance coverage less the estimated portion of the cost, plus the amount required to cover all estimated applicable local, state and federal income and payroll taxes imposed with respect to such payments over Dr. London’s expected life span (based upon IRS Life Expectancy Tables). For Messrs. Asbury, Mengucci, and Mutryn, the table value represents the total values of continued current medical, dental, and vision insurance coverage over the duration of the coverage period, less the executive’s current portion of the cost, plus the amount required to cover all estimated applicable local, state and federal income and payroll taxes imposed with respect to such payment. Mr. Bradford is not entitled to continued benefits under his severance agreement.

(4)	Represents the value of monies deferred into the non-qualified retirement plan during employment, plus investment gains and losses, that would be payable upon termination.

(5)	Represents the value of all Company contributions paid into the non-qualified retirement plan on behalf of the executive officer during employment that would be payable upon termination.

(6)	Based on the difference between the closing price per share of the Company’s common stock as of June 30, 2015 and the applicable exercise price of the vested portion of the equity awards.

(7)

Based on the number of RSUs that would vest multiplied by the closing price per share of the Company’s common stock as of June 30, 2015. All equity awards to executive officers would vest upon separation in connection with a change in control. For the performance-based grants made in September 2014, the maximum number of RSUs would result upon a change in control. Mr. Mutryn would also receive the value of cash contributed to the MSPP plus interest upon a voluntary termination or retirement.

(8)

As described above under “Employment and Severance Agreements,” certain executive officers are entitled to partial protection against IRC section 280G excise taxes in the event of termination after a change in control. Specifically, their severance agreements provide for a one-time

COMPENSATION TABLES

payment to the executive equal to the lesser of two-thirds of the excise tax to the executive and $500,000. Based on the assumptions used in the preparation of the table, no payments would be due to the executives under this termination scenario.

Director Compensation

Summary

Each non-employee director is compensated according to the following arrangements for his service as a director, including participation in meetings of the full Board and the committee(s) of which he is a member:

Equity Compensation (Members)	Annual Retainer(1)
Board	$120,000

Cash Compensation (Chairs)*	Annual Retainer
Lead Independent Director	$60,000
Audit	$10,000
Compensation	$10,000
Corporate Governance and Nominating	$10,000
Executive(3)	N/A
Investor Relations	$4,000
Security and Risk Assessment	$4,000
Strategic Assessment	$4,000
* In addition to amounts received as member
Cash Compensation (Members)	Base(2)	Additional In-person Meetings	Additional Teleconference Meetings
Board	$60,000	$2,000	$500
Audit	$10,000	$1,500	$500
Compensation	$10,000	$1,500	$500
Corporate Governance and Nominating	$10,000	$1,500	$500
Executive(3)	N/A	$1,500	N/A
Investor Relations	$6,000	$1,500	$500
Security and Risk Assessment	$6,000	$750	$500
Strategic Assessment	$6,000	$1,500	$500
(1)

Equity grants are made in the form of RSUs expressed as a dollar value, in an amount established from time to time by the Compensation Committee. Such RSU awards are made on the date of the Annual Meeting of Shareholders at which time such election occurs, based on the closing price per share of the Company’s common stock on that date. Under the Company’s Director Stock Purchase Plan (DSPP), Directors may also elect to receive RSUs in lieu of up to one hundred percent of their annual retainer, with such election to be made prior to the commencement of the effective calendar year. The number of issued RSUs is based on the fair market value of the stock on the date of purchase.

(2)	The base number of meetings for the Board and each applicable committee is up to 4 meetings per Fiscal Year.
(3)	Members of the Executive Committee are compensated on a per meeting basis.

Dr. London and Mr. Asbury received no separate compensation for their service as directors, except that they were eligible to be reimbursed for incurred expenses associated with attending meetings of the Board and its committees, such as when meetings were conducted at offsite locations.

DIRECTOR COMPENSATION

The following table summarizes the compensation information for fiscal 2015 for each of our non-employee directors.

Director Compensation Table
	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation	All Other Compensation ($)	Total ($)
Name
Michael A. Daniels	107,500	120,000	—	—	—	—	227,500
James S. Gilmore III	93,000	120,000	—	—	—	—	213,000
William L. Jews	90,000	120,000	—	—	—	—	210,000
Gregory G. Johnson	102,500	120,000	—	—	—	—	222,500
James L. Pavitt	97,000	120,000	—	—	—	—	217,000
Warren R. Phillips	180,000	120,000	—	—	—	—	300,000
Charles P. Revoile	126,000	120,000	—	—	—	—	246,000
William S. Wallace	91,500	120,000	—	—	—	—	211,500
(1)

The amounts represent the aggregate grant date fair value computed in accordance with ASC 718 for awards of stock in fiscal year 2015 under the terms of the Company's 2006 Stock Incentive Plan. The grant date fair value per share is the closing price for the Company's stock on the November 20, 2014 grant date ($85.62).  For fiscal year 2015, the Company awarded 1,402 RSUs to Directors Daniels, Gilmore, Jews, Johnson, Pavitt, Phillips, Revoile, and Wallace with a grant date fair value of $120,039 each. The outstanding number of RSUs awarded to each director as of June 30, 2015 was as follows: Daniels, 701; Gilmore, 701; Jews, 701; Johnson, 701; Pavitt, 701; Phillips, 701; Revoile, 701; Wallace, 701.

Director Stock Ownership Guidelines

The Committee has also adopted stock ownership requirements for outside members of the Board to align the interest of shareholders and directors. The requirement is based on five times the value of their Annual Retainer, converted annually to a whole number of shares based on the 90-day average price of CACI stock. Stockholdings are measured annually as of December 1st to determine compliance with the plan. The requirement is based upon the prior year’s level plus one-half of all vested restricted stock units. Only fully owned shares count in the measurement; unvested restricted stock units do not count, nor do any other unvested and/or unexercised instruments. The penalty for non-compliance is that the Director is required to participate in the DSPP with 100 percent of his earned Annual Retainer and committee fees going toward the quarterly purchase of CACI stock, until such time as he meets the required holding level.

For the compliance checkpoint on December 1, 2014, this requirement translated into a requirement to hold 3,589 fully owned shares. The required ownership level will continue to be reviewed annually by the Committee to ensure that it provides enough incentive to properly align the interests of the outside directors with those of the Company’s shareholders. Until the Director holds the required number of shares, he is limited with respect to the number of shares he is allowed to sell, and is only allowed to sell one-half of vested RSUs for the purpose of covering the tax burden caused by the vesting; the other one-half that must be retained is used to determine the interim ownership requirement until the full number of shares is reached, with each successive vesting being added to the prior interim requirement in order to establish the new requirement. All outside directors currently meet their required stock ownership requirement.

Equity Compensation Plan Information

The following table provides additional information as of June 30, 2015 regarding shares of the common stock of the Company authorized for issuance under its equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders(1)	913,131(2)	$48.29 (3)	3,750,795(4)
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	913,131	$48.29	3,750,795
(1)

The equity compensation plans approved by the shareholders of the Company are the 2006 Stock Incentive Plan (the 2006 Plan), the Director Stock Purchase Plan (DSPP), the Management Stock Purchase Plan (MSPP), and the Employee Stock Purchase Plan (ESPP). Under the terms of the 2006 Plan, the Company may issue, among other awards, non-qualified stock options, restricted stock, restricted stock units (RSUs) and stock-settled appreciation rights (SSARs). The DSPP allows Directors to elect to receive RSUs at the market price of the Company’s common stock on the date of the award in lieu of up to 100 percent of their annual retainer fees. The MSPP allows those senior executives with stock holding requirements a mechanism to receive RSUs at 85% of the fair market price of the Company common stock in lieu of up to 100% of their annual bonus compensation. The ESPP allows eligible full-time employees to purchase shares of the Company’s common stock at 95% of the fair market value of a share of common stock on the last day of the quarter.

(2)

The number of securities to be issued upon exercise or vesting under stock purchase plans approved by shareholders as of June 30, 2015 is as follows: 2006 Plan, 907,226; the DSPP,0; and the MSPP, 5,905.

(3)

Represents the weighted average exercise price of the stock options and SSARs issued under the 2006 Plan that were outstanding as of June 30, 2015. The weighted-average exercise price above does not include the weighted average market prices of shares underlying RSUs issued under the DSPP, MSPP, ESPP and the 2006 Plan.

(4)

The remaining number of securities available for issuance under stock purchase plans approved by shareholders as of June 30, 2015 is as follows: 2006 Plan, 3,118,772; the DSPP, 69,767; the MSPP, 347,189; and the ESPP, 215,067.

AUDIT INFORMATION

Principal Accounting Fees and Services

The following is a summary of the fees for professional services rendered by Ernst & Young LLP for the fiscal years ended June 30, 2015 and June 30, 2014.

	FY 2015	FY 2014
Audit Fees(1)	$1,775,250	$1,914,944
Audit-Related Fees(2)	$206,799	$214,000
Tax Fees(3)	$191,353	$325,630
Other Fees(4)	—	—
Total Fees	$2,173,401	$2,454,574
(1)

Audit Fees include fees paid to Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated financial statements (including the audit of internal control over financial reporting) and review of the Company’s consolidated quarterly statements. These fees also include fees for services that are normally provided in connection with the Company’s statutory and regulatory filings and audit procedures related to purchase accounting.

(2)

Audit-Related Fees consist of fees paid to Ernst & Young LLP for assurance and related services provided in connection with the audit of the Company’s 401(k) plan financial statements and due diligence.

(3)	Tax Fees are fees paid to Ernst & Young LLP for professional services rendered for tax compliance, tax advice, and tax planning.
(4)	Other fees are fees for services other than the services reported in audit fees, audit-related fees and tax fees.

AUDIT INFORMATION

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent auditors. This policy generally provides that the Company will not engage its independent auditors to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. All such audit services were pre-approved by the Audit Committee.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent auditors during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent auditors. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. The Pre-Approval Policy is set forth on the Corporate Governance page of our website at www.caci.com.

AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2015

In accordance with the Audit Committee Charter, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee Charter was first adopted by the Board in June 1994 and has been reviewed annually and amended as necessary since that date. Each member of the Audit Committee qualifies as “independent” in accordance with Rule 10A-3 of the Securities and Exchange Act and the requirements of the NYSE Listed Company Manual, Sections 303A.01, 303A.02, 303A.06, and 303A.07. In fulfilling its responsibilities as set forth in the Audit Committee Charter, the Audit Committee has accomplished the following:

1.

It has reviewed and discussed the Company’s audited financial statements with management, including discussions regarding critical accounting policies, financial accounting and reporting principles and practices, the quality of such principles and practices, the reasonableness of significant judgments and estimates, and the effectiveness of internal control over financial reporting;

2.

It has discussed with the independent auditors the quality of the financial statements, the clarity of the related disclosures, the effectiveness of internal control over financial reporting, and other items required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees;

3.

It has received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the independent auditors any matters affecting their independence; and

4.

Based on the review and discussions described in subparagraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 for filing with the SEC.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Warren R. Phillips, Chair

William L. Jews

Charles P. Revoile

William S. Wallace

MANAGEMENT PROPOSALS

Proposal 1Election of Directors

In accordance with the Company’s By-laws and Guidelines, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following ten persons for reelection to serve as members of the Board until the next Annual Meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation or removal:

Nominees

J.P. London	Michael A. Daniels
James S. Gilmore III	Charles P. Revoile
Gregory G. Johnson	William Scott Wallace
James L. Pavitt	William L. Jews
Warren R. Phillips	Ken Asbury(1)
(1)

Under his employment agreement, if Mr. Asbury no longer serves as Chief Executive Officer of the Company, terminates his employment for any reason or provides notice to the Company regarding such a termination, he would resign from the Board.

Unless authority is withheld, the persons named in the accompanying proxy will vote the shares of common stock represented by the proxy FOR the election of the ten nominees listed above. In the event that any nominee becomes unavailable or unwilling to serve a as member of our Board, the proxy holders will vote in their discretion for a substitute nominee.

You can find more information about the leadership skills and other experiences that caused the Corporate Governance and Nominating Committee and the Board to determine these nominees should serve as directors under “Board of Directors” on page 5 of this proxy statement.  Information about are nominating procedures and other corporate governance maters can be found under “Corporate Governance” on page 11 of this proxy statement.

Required Vote

A majority of the votes properly cast for a director is sufficient to elect such director. Broker-non votes are not treated as votes cast, however, votes to withhold authority are considered properly cast.

The election of directors is deemed a non-routine matter under NYSE rules and a beneficial owner’s nominee will not be able to vote on the election of directors without instructions. We encourage all beneficial owners to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

CACI Recommendation

Our Board recommends a vote “FOR” the election to the Board of each of the above mentioned nominees.

MANAGEMENT PROPOSALS

Proposal 2Advisory Vote on Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers, as described in this proxy statement. While this vote is advisory, it will provide information to our Compensation Committee regarding investor sentiment about our compensation principles and objectives. We urge you to read the Compensation Discussion and Analysis beginning on page 20, compensation tables and related narratives appearing in this proxy statement for more information regarding the compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the philosophy and structure of our compensation program for our named executive officers as well as the overall compensation of those officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Our Board and our Compensation Committee value the opinions of our shareholders. At the 2014 Annual Meeting of Shareholders, our shareholders approved our fiscal 2014 named executive officers’ compensation, as disclosed in the Compensation Discussion and Analysis and compensation tables, as well as the other narrative executive compensation disclosures contained in the definitive proxy statement for our 2014 Annual Meeting of Shareholders. Our shareholders approved the resolution on executive compensation with over 73% of shares being cast in favor of our executive compensation. After the 2014 Annual Meeting of Shareholders, in an effort to further align our executive compensation program with shareholder interest, the Compensation Committee took certain actions as discussed under “Addressing 2014 Say on Pay Vote” on page 22 of this proxy statement. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Required Vote

On this non-binding matter, a majority of the votes properly cast on this matter is necessary for the matter to be approved. Broker non-votes and abstentions will not be counted in evaluating the results of the vote.

Shareholder’s advisory vote on executive compensation is deemed a non-routine matter under NYSE rules and a beneficial owner’s nominee will not be able to vote on executive compensation without instructions. We encourage all beneficial owners to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

CACI Recommendation

The Board recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

MANAGEMENT PROPOSALS

Proposal 3	Ratification of Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s accounts for fiscal 2015. The Audit Committee has appointed Ernst & Young LLP to serve as independent registered public accounting firm to conduct an audit of the Company’s accounts for fiscal 2016.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote

A majority of the votes properly cast on this matter is necessary for the matter to be approved. Abstentions will not be counted in evaluating the results of the vote, but as a routine matter under NYSE rules, a beneficial owner’s nominee may vote on the ratification of the Company’s independent registered public accounting firm without instructions from their beneficial owners. If the shareholders fail to vote in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote in favor of the appointment, on an advisory basis, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

CACI Recommendation

The Board recommends that shareholders vote FOR ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.

ANNUAL MEETING INFORMATION

Proxy Materials

The proxy materials include:

•	the proxy statement for the Annual Meeting;

•	the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2015, as filed with the SEC on August 21, 2015; and

•	the proxy card or voting instruction form for the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing the proxy materials, including this proxy statement and our Annual Report, to our shareholders by providing access to such documents on the Internet in accordance with rules adopted by the SEC. Instead of receiving printed copies of the proxy materials, most shareholders will receive a Notice of Internet Availability of Proxy Materials that will instruct you on to how to access and review all of the proxy materials. Our proxy materials are also available on our Investor Relations website at www.caci.com.

The Notice was first mailed to our shareholders (other than those who previously requested electronic delivery) on October 8, 2015.

If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Your election to receive proxy materials by mail or email will remain in effect until you revoke it.

Management Proposals

At the Annual Meeting, shareholders will be asked to:

1.	Elect the ten nominees named in the proxy statement to the Company’s Board of Directors;

2.	Approve on a non-binding, advisory basis the compensation of our named executive officers;

3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016; and

4.	Transact such other business as may otherwise properly come before the Annual Meeting or any adjournment thereof.

The Board recommends that you vote your shares “FOR” each of the nominees to the Board; “FOR” the approval of our named executive officer’s compensation on a non-binding basis; and “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

Shareholders Entitled to Vote

All shareholders of record as of the close of business on September 21, 2015 may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

ANNUAL MEETING INFORMATION

As of the Record Date, there were 24,240,243 shares of common stock outstanding. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination from November 4, 2015 through November 18, 2015 for any purposed related to the Annual Meeting.

Shareholder of Record or Beneficial Owner

If your shares are registered directly with Computershare, N.A., our transfer agent, then you are the “shareholder of record” of the shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial owner” of the shares. Most of our shareholders are beneficial owners of their shares

There are several distinctions in how shareholders receive information and vote their shares that you should be aware of and we have described such differences in the proxy materials.

Voting at the Annual Meeting

Shareholders of record can receive a ballot and vote when they arrive at the Annual Meeting. Beneficial owners must obtain a legal proxy from the organization that holds your shares prior to voting at the Annual Meeting.

Via the Internet. You may submit a proxy or voting instructions over the Internet by going to www.proxyvote.com.

By Telephone. You may submit a proxy or voting instructions over by telephone by calling 1-800-690-6903 and following the instructions.

By Mail. If you received your proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

Note that shares represented by properly signed and returned proxies will be voted in accordance with their instructions. In the absence of any instructions, properly signed and returned proxies will be voted in accordance with management’s recommendations.

Changing your Vote

You may change your vote at any time prior to the taking of the vote at the Annual Meeting by:

•	submitting a new proxy or voting instructions at a later date;

•	providing a written notice of revocation to the Company’s Secretary, if you are a registered shareholder; or

•	attending the Annual Meeting and voting in person after following the voting procedures outlined above.

Note that beneficial owners must follow your nominee’s instructions to revoke your proxy or vote at the Annual Meeting and, for both shareholders of record and beneficial owners, attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the Annual Meeting.

Vote Standard

In order to pass, a proposal must receive a majority of votes properly cast for that proposal.

ANNUAL MEETING INFORMATION

Quorum

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Broker Non-Votes and Abstentions

Broker non-votes occur when a broker is not permitted to vote on a matter because a beneficial owner has not provided instructions. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal 2016. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting.

Abstentions are considered voting power present at the Annual Meeting, but are not considered votes cast and thus will not affect the outcome of any matter being voted on at the Annual Meeting.

Additional Matters

We are not aware of any other business to be presented at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If, for any reason, any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Attending the Annual Meeting

Attendance at the Annual Meeting is limited to shareholders as of September 21, 2015, whether shares are held in “street name” or are “beneficially owned.” In order to be admitted to the Annual Meeting, you must present:

1.	a valid photo identification or other satisfactory proof of identification;

2.

and sufficient proof of ownership or authorization, which may take the form of the proxy card for shareholders of record, a recent brokerage statement or letter from a bank or broker for beneficial owners or a letter from a shareholder certifying your status as an authorized representative.

Cameras, including cell phones or other devices with photographic capabilities, and any other video or audio recording devices, are not permitted to be used at the Annual Meeting. Please refrain from use of cell phones at the Annual Meeting as well.

Voting Results

We will announce preliminary voting results at the Annual Meeting and publish final voting results on the Investor Relations section of our website at www.caci.com. We will also disclose the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Householding

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple shareholders at the same address, unless we have previously received contrary instructions from one or more shareholders. We will promptly deliver a separate copy

ANNUAL MEETING INFORMATION

of any of these materials to a shareholder upon written or oral request to: CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201, Attn: J. William Koegel, Jr., Corporate Secretary, telephone 703-841-7800.

Shareholders who hold shares in street name (as described above) may contact their bank, broker or other nominee record holder to request information about householding.

Solicitation

We will bear the costs of soliciting proxies for the Annual Meeting and have retained Morrow & Co., LLC to assist in soliciting proxies at a fee not to exceed $8,500, plus expenses. We may also reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable clerical expenses incurred by them in forwarding the proxy material to their principals. Proxies also may be solicited without extra compensation by certain officers, directors and other employees of the Company, by telephone or telegraph, by personal contact, or by other means.

Shareholder Proposals for 2016 Annual Meeting

Proposals for the 2016 Proxy Statement: Shareholders may present proposals for inclusion in our proxy statement and for consideration at the 2016 Annual Meeting by submitting their proposals in writing to the Company’s Secretary in a timely manner. For a shareholder proposal to be considered for inclusion in our proxy statement for our 2016 Annual Meeting, the Company’s Secretary must receive the written proposal no later than June 10, 2016. If we hold our 2016 Annual Meeting of Shareholders more than 30 days before or after November 19, 2016, we will disclose the new deadline by which shareholder proposals must be received. In addition, shareholder proposals must also comply with all requirements and regulations of Rule 14a-8 under the Exchange Act.

Proposals for the 2016 Annual Meeting: Shareholders who wish to present a proposal for consideration at the 2016 Annual Meeting, but do not intend for the proposal to be included in our proxy statement, must follow the advanced notice provisions of our By-laws. Our By-laws require that such proposals be delivered to the Company’s Secretary in a timely manner and contain information related to the shareholder and proposal. For a shareholder proposal to be considered timely, the Company’s Secretary must receive the written proposal at no later than June 22, 2016.

Nominations of Director Candidates: Shareholders may propose Board nominees for consideration by our Corporate Governance and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to the Company’s Secretary. In addition, shareholders may also nominate directors for election at the 2016 Annual Meeting by giving timely notice under our By-laws, which require notice with the same period as shareholder proposals that are not intended for inclusion in our proxy statement.

Please address all correspondence to:

Corporate Secretary

CACI International Inc

1100 North Glebe Road

Arlington, Virginia 22201

By Order of the Board of Directors

October 8, 2015	J. WILLIAM KOEGEL, JR., Secretary

CACI INTERNATIONAL INC 1100 N. GLEBE ROAD ARLINGTON, VA  22201 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN  BLUE OR BLACK INK AS FOLLOWS: THIS    PROXY CARD    IS  VALID   ONLY    WHEN   SIGNED   AND    DATED. KEEP THIS  PORTION FOR YOUR RECORDS DETACH  AND RETURN  THIS  PORTION ONLY The Board of Directors recommends you vote FOR the following: For     Withhold     For All All All Except To    withhold authority   to  vote  for   any individual   nominee(s),  mark     “For  All Except” and write  the  number(s) of  the nominee(s) on the  line   below. 1.  Election of Directors Nominees 01  Kenneth Asbury  02  Michael A. Daniels  03  James S. Gilmore, III  04  William L. Jews  05  Gregory G. Johnson  06  J. Phillip London  07  James L. Pavitt  08  Warren R. Phillips  09  Charles P. Revoile  10  William S. Wallace The Board of Directors recommends you vote FOR proposals 2. and 3. For Against   Abstain 2.  Advisory approval of the Company's executive compensation;  3.  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000256884_1     R1.0.0.51160 Signature [PLEASE  SIGN WITHIN BOX] Date Signature  (Joint  Owners) Date 0000256884_2     R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Form 10-K is/are available at  www.proxyvote.com . CACI INTERNATIONAL INC PROXY FOR NOVEMBER 19, 2015 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints J.P. London and Warren R. Phillips, and each of them, as Proxies of the undersigned, each with full power of substitution, to vote all of the shares of Common Stock of CACI International Inc the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of CACI International Inc to be held at Le Meridien Arlington, 1121 19th Street North, Arlington, Virginia 22209 on November 19, 2015 at 9:30 a.m. Eastern Standard Time and at any adjournment thereof. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL TEN NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS IN ITEM 1 AND "FOR" ITEMS 2-3 ON THE REVERSE SIDE. Please sign exactly as your name is shown on this proxy card. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are owned jointly, each owner should sign. If the signer is a corporation, the full corporate name shall be given, and the proxy card shall be signed by a duly authorized officer. By my signature, on the reverse side of this proxy, I acknowledge receipt of the Notice and Proxy Statement for the Annual Meeting of Stockholders of CACI International Inc. Continued and to be signed on reverse side